EXECUTION VERSION

AES OHIO INVESTMENTS, INC.

SHAREHOLDERS’ AGREEMENT
by and among
DPL LLC,
AES OHIO INVESTMENTS, INC.
and
ASTRID HOLDINGS LP
Dated as of April 4, 2025

TABLE OF CONTENTS
Page
Section 1.1    Definitions    2
Section 1.2    Share Ownership    11
Section 1.3    Share Certificates    11
ARTICLE II

BOARD OF DIRECTORS; MANAGEMENT OF THE COMPANY
Section 2.1    Directors    12
Section 2.2    Removal    13
Section 2.3    Vacancies    13
Section 2.4    Voting Agreement    14
Section 2.5    Board Observer    14
Section 2.6    Chairman    14
Section 2.7    Directors’ and Officers’ Insurance    14
Section 2.8    Board Action    14
Section 2.9    Major Decisions    15
Section 2.10    Major Review Rights    18
Section 2.11    No Conflict with Organizational Documents    19
Section 2.12    Company Business Plan    20
Section 2.13    Officers    20
Section 2.14    Affiliate Transactions    21
Section 2.15    Put Right    21
Section 2.16    Prohibited Payments; Prohibited Transactions    24
ARTICLE III

RESTRICTIONS ON TRANSFER
Section 3.1    General Restrictions    25
Section 3.2    Transfers to Affiliates    25
Section 3.3    Right of First Offer    25
Section 3.4    Drag Along Rights    26
Section 3.5    Tag Along Rights    28
Section 3.6    Change of Control    30
Section 3.7    Other Prohibited Transfers    30
Section 3.8    Approved Transferee    30
Section 3.9    Binding Effect on Transferees    31
Section 3.10    Transfers In Third-Party Financing    31
Section 3.11    Qualifying Transferee    31

ARTICLE IV

CAPITAL CONTRIBUTIONS; THIRD-PARTY INVESTORS
Section 4.1    Issuance of Additional Shares    31
Section 4.2    Additional Capital Contributions    32
Section 4.3    Third-Party Investors    34
ARTICLE V

DIVIDENDS
Section 5.1    Dividends    35
Section 5.2    Timing of Dividends    35
Section 5.3    Limitations on Dividends    35
ARTICLE VI

INFORMATION RIGHTS
Section 6.1    Books and Records    36
Section 6.2    Financial Reports    36
ARTICLE VII

CONFIDENTIALITY
Section 7.1    Confidential Information    37
Section 7.2    Non-Disclosure    37
Section 7.3    Exceptions    37
Section 7.4    Representatives Bound    38
Section 7.5    Survival    38
ARTICLE VIII

TAX MATTERS
Section 8.1    Tax Matters    38
Section 8.2    Cooperation    39
Section 8.3    Withholding    39
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ARTICLE IX

FINANCING MATTERS
Section 9.1    Credit Rating; Use of Proceeds    40
Section 9.2    Financing Support    40
ARTICLE X

REPRESENTATIONS AND WARRANTIES
Section 10.1    Shareholder Representations and Warranties    43
Section 10.2    Company Representations and Warranties    44
ARTICLE XI

TERM AND TERMINATION
Section 11.1    Term    44
Section 11.2    Termination    44
Section 11.3    Termination of Certain Rights    44
ARTICLE XII

MISCELLANEOUS
Section 12.1    Entire Agreement    45
Section 12.2    Further Actions; Cooperation    45
Section 12.3    Organizational Documents    45
Section 12.4    Costs and Expenses    45
Section 12.5    Notices    45
Section 12.6    Severability    47
Section 12.7    Assignment; Third-Party Beneficiaries    47
Section 12.8    Amendments    47
Section 12.9    Waiver    47
Section 12.10    Interpretation    48
Section 12.11    Governing Law    48
Section 12.12    Specific Performance    48
Section 12.13    Counterparts    49
Section 12.14    Recapitalizations, Exchanges, Etc.; New Shares    49
Section 12.15    Corporate Opportunities    49
Section 12.16    Public Announcements    49
Section 12.17    Legends    50
Section 12.18    Dispute Resolution    50

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Exhibit A: Shareholders List
Exhibit B: Form of Amended and Restated Organizational Documents
Exhibit C: Form of Stock Certificate
Exhibit D: Initial Company Business Plan
Exhibit E: 2025 Annual Consolidated Fixed Operating Expense Budget
Exhibit F: 2025 Annual Consolidated Maintenance Capex Budget
Exhibit G: Significant Expense Illustrative Example
Exhibit H: Monthly Operating Form
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AES OHIO INVESTMENTS, INC.
SHAREHOLDERS’ AGREEMENT
This SHAREHOLDERS’ AGREEMENT (this “Agreement”), dated as of April 4, 2025, is by and among DPL LLC, an Ohio limited liability company (“DPL”), AES Ohio Investments, Inc., an Ohio corporation (the “Company”), and Astrid Holdings LP, a Delaware limited partnership (“Buyer”). Each of the parties to this Agreement is referred to herein as a “Party” and collectively as the “Parties”.
WITNESSETH:
WHEREAS, (a) DPL and Buyer entered into that certain Purchase and Sale Agreement, dated as of September 13, 2024 (as amended or restated from time to time in accordance with its terms, the “Purchase Agreement”), pursuant to which, upon the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), Buyer purchased one thousand seven hundred sixty-five (1,765) Shares (as defined below) from DPL on the date hereof and (b) DPL and Buyer entered into that certain Purchase and Sale Agreement, dated as of September 13, 2024 (as amended or restated from time to time in accordance with its terms, the “Newco Purchase Agreement”) with respect to AES Holdings, Inc., an Ohio corporation (“Newco”), pursuant to which, upon the closing of the transactions contemplated by the Newco Purchase Agreement, Buyer purchased one thousand five hundred (1,500) Newco Shares (as defined below) from DPL on the date hereof;
WHEREAS, following the consummation of the transactions contemplated by the Purchase Agreement, Buyer holds seventeen and sixty-five hundredths percent (17.65%) of the issued and outstanding equity interests of the Company and, following the consummation of the transactions contemplated by the Newco Purchase Agreement, Buyer holds fifteen percent (15%) of the issued and outstanding equity interests of Newco;
WHEREAS, immediately prior to the Closing, DPL owned one hundred percent (100%) of the issued and outstanding shares of common stock of the Company, no par value per share (“Shares”);
WHEREAS, as of the Closing, the Company owns eighty-five percent (85%) of the issued and outstanding shares of common stock of Newco, no par value per share (“Newco Shares”);
WHEREAS, as of the Closing, Newco owns one hundred percent (100%) of the issued and outstanding shares of common stock of The Dayton Power and Light Company, an Ohio corporation (“DP&L”), par value $0.01 per share;
WHEREAS, as of the Closing, (a) Buyer owns seventeen and sixty-five hundredths percent (17.65%) of the issued and outstanding Shares and (b) DPL owns eighty-two and thirty-five hundredths precent (82.35%) of the issued and outstanding Shares; and

WHEREAS, the Parties desire to set forth in this Agreement certain agreements with respect to the capitalization, management, control, shareholding and certain other matters relating to the Company.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Article I

DEFINITIONS; SHARE OWNERSHIP
1.Definitions. The following terms shall have the respective meanings set forth below:
“ACC Deadline” has the meaning set forth in Section 4.2(g).
“ACC Shares” has the meaning set forth in Section 4.2(a).
“Acceptance Notice” has the meaning set forth in Section 3.3(b).
“Acceptance Period” has the meaning set forth in Section 3.3(b).
“Additional Capital Contribution” has the meaning set forth in Section 4.2(a).
“Adverse Recovery Event” means (i) a determination by the PUCO that a Significant Expense is not recoverable for any reason or (ii) a failure by the Company or its Subsidiaries to seek recovery of a Significant Expense within thirty-six (36) months after such significant expense has been incurred, either through an increase in base rates, an adjustment to tariff rates, a new tracker or other mechanism, in each case only to the extent that at least one Investor Nominee of the applicable Investor Shareholder voted against such Significant Expense at the time it was subject to a vote as a Major Decision.
“AES” means The AES Corporation, a Delaware corporation.
“AES Change of Control” means the consummation of any transaction or series of related transactions (as a result of a tender offer, share exchange, merger, business combination, reorganization, consolidation or otherwise) that results, or would if consummated result, in (x) the stockholders of AES as of immediately prior to the consummation of such transaction ceasing to be the Beneficial Owners, directly or indirectly, of at least a majority of the issued and outstanding voting securities of AES (or the continuing or surviving entity of such transaction) as of immediately following the consummation of such transaction or (y) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becoming the Beneficial Owner of more than fifty percent (50%) of the issued and outstanding voting securities of AES.
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“Affiliate” means, with respect to any Person or group of Persons, a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person or group of Persons. Notwithstanding the foregoing, for purposes of this Agreement, (a) neither of the Shareholders nor their Affiliates, by virtue of being a shareholder of the Company or a Party, shall be considered an Affiliate of the other Shareholder or the other Shareholder’s Affiliates and (b) no Investor Shareholder, by virtue of being a shareholder of the Company or a Party, shall be considered an Affiliate of the Company or any of its Subsidiaries.
“Affiliate Transaction” has the meaning set forth in Section 2.9(b).
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Annual Consolidated Fixed Operating Expense Budget” means the annual consolidated fixed operating expense budget of the Company as in effect from time to time, which shall include all operating expenses (excluding depreciation and amortization and income taxes) of the Company and its Subsidiaries other than variable fuel and purchased power expenses and expenses subject to recovery through a tracker mechanism.
“Annual Consolidated Maintenance Capex Budget” means the annual consolidated maintenance capex budget of the Company as in effect from time to time.
“Annual Consolidated Operating Budget” means the annual consolidated operating budget of the Company as in effect from time to time.
“Approved Company Business Plan” means the Initial Company Business Plan or any subsequent Company Business Plan that has been approved by the Board, including each Investor Nominee.
“Approved Transferee” means any Person that (a) (i) is a Financial Sponsor with at least $1,000,000,000.00 in assets under management; (ii) has unenhanced senior unsecured debt securities that are rated at least “BBB-” (stable) or higher by S&P Global Market Intelligence LLC or its successor, or “Baa3” (stable) or higher by Moody’s Investors Service Inc. or its successor or otherwise be rated at least as “investment grade” debt securities by any applicable rating agency; or (iii) is an Affiliate of a Person that satisfies the requirements described in clause (i) or (ii) and such Affiliate(s) provide one or more guarantees or one or more equity commitment letters in favor of such Person and to which the Company is a third-party beneficiary, which guarantee or equity commitment letter is in form and amount reasonably acceptable to the Company, and supports such Person’s obligations hereunder; and, in each case of clause (i) through (iii), is not a Disqualified Transferee or (b) is otherwise approved by DPL.
“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof. The term “Beneficial Owner” has the correlative meaning.
“Board” means the board of directors of the Company.
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“Board Observer” has the meaning set forth in Section 2.5.
“Business Day” means a day other than a Saturday or Sunday or any other day on which banks are required to be closed or are authorized to close in New York, New York or Montreal, Quebec.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Financing” has the meaning set forth in Section 9.2(a).
“Buyer Nominee” has the meaning set forth in Section 2.1(a).
“Capital Call” has the meaning set forth in Section 4.2(b).
“Chairman” has the meaning set forth in Section 2.6.
“Closing” has the meaning set forth in the recitals to this Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Business Plan” has the meaning set forth in Section 2.12(a).
“Confidential Information” has the meaning set forth in Section 7.1.
“Contributing Shareholder” has the meaning set forth in Section 4.2(e).
“Contribution Notice” has the meaning set forth in Section 4.2(e).
“Contribution Option Period” has the meaning set forth in Section 4.2(d).
“Control” means, with respect to the relationship between two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or otherwise. The terms “Controlled” or “under common Control with” have correlative meanings.
“Corporate Opportunity” has the meaning set forth in Section 12.15.
“Daily Ticking Fee” means (1) in the event of a Put Sale, an amount equal to (i) the product of (a) the applicable Ticking Fee Base Amount multiplied by (b) one and eight-hundredths (1.08), divided by (ii) three hundred and sixty-five (365) and (2) in the event DPL exercises its Drag Along Right, an amount equal to (i) the product of (a) the applicable Ticking Fee Base Amount multiplied by (b) one and nine-hundredths (1.09), divided by (ii) three hundred and sixty-five (365).
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“Deconsolidating Capital Call” has the meaning set forth in Section 4.2(g).
“Director” means a member of the Board.
“Dispute” has the meaning set forth in Section 12.18(a).
“Disqualified Transferee” means any Person that DPL reasonably believes (i) does not satisfy the due diligence requirements of the Company’s Ethics and Compliance Program, (ii) will have a significant negative reputational effect on the Company or its Subsidiaries in the relevant markets as a Beneficial Owner of Shares, or (iii) is a competitor of DPL or its U.S. Affiliates; provided that, with respect to clauses (ii) and (iii), in no event shall a U.S. or Canadian institutional investor, including any such pension fund, be deemed to be Disqualified Transferee.
“DP&L” has the meaning set forth in the recitals to this Agreement.
“DPL” has the meaning set forth in the preamble of this Agreement.
“DPL Change of Control” means the consummation of any transaction or series of related transactions pursuant to which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than AES and its Affiliates is or becomes the Beneficial Owner of any of the voting power of DPL, other than pursuant to an investment by a Third Party in a Subsidiary of AES (which entity will remain a Subsidiary of AES after such investment) in which the aggregate value of DPL and its Subsidiaries comprises less than twenty-five percent (25%) of the aggregate value of such Subsidiary; provided, however, that an AES Change of Control shall not constitute a DPL Change of Control.
“DPL Nominee” has the meaning set forth in Section 2.1(a).
“Drag Along Minimum Price” means the per Share price necessary to ensure that an Investor Shareholder receives an annualized rate of return on such Investor Shareholder’s common shareholders’ equity of nine percent (9%) at the date of determination, taking into account the price paid for the Shares Beneficially Owned by such Investor Shareholder, any Additional Capital Contributions made by such Investor Shareholder (as adjusted for any Shares previously sold by such Investor Shareholder) and any dividends or other returns of capital received by such Investor Shareholder; provided that in no event shall the Drag Along Minimum Price applicable to any Shares Beneficially Owned by a Qualifying Transferee be greater than the Drag Along Minimum Price that would have been applicable to Buyer with respect to such Shares assuming Buyer still owned such Shares.
“Drag Along Notice” has the meaning set forth in Section 3.4(b).
“Drag Along Purchaser” has the meaning set forth in Section 3.4(a).
“Drag Along Right” has the meaning set forth in Section 3.4(a).
“Drag Along Sale” has the meaning set forth in Section 3.4(a).
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“Electing Shareholder” has the meaning set forth in Section 4.2(g).
“Emergency Advance” has the meaning set forth in Section 4.2(h).
“Encumber” means any Transfer effected by the creation of any Encumbrance, whether by any action or inaction, voluntary or involuntary, direct or indirect, and with or without consideration, and “Encumbered” has the meaning correlative thereto.
“Encumbrance” means any lien, pledge, collateral assignment, grant of security interest in, hypothecation, or other encumbrance.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FERC” means the Federal Energy Regulatory Commission or any successor agency thereto.
“Financial Sponsor” means any Person that is an institutional investor, private equity fund, pension or retirement plan, sovereign wealth fund or other financial sponsor.
“GAAP” means United States generally accepted accounting principles.
“Government Official” shall mean any officer or employee or family member of an officer or employee of a government, department (whether executive, legislative, judicial or administrative), agency or instrumentality of such government, including any government-owned business, a public international organization, or any person acting in an official capacity for or on behalf of such government or any candidate for public office or representative of a political party.
“ICC Court” has the meaning set forth in Section 12.18(b).
“Initial Company Business Plan” has the meaning set forth in Section 2.12(a).
“Initial Public Offering” has the meaning set forth in Section 3.4(f).
“Investor Nominee” has the meaning set forth in Section 2.1(b)(vi).
“Investor Shareholder” means any Shareholder whose Pro Rata Percentage is greater than or equal to five percent (5%) but less than or equal to fifty percent (50%).
“Investor Shareholder Change of Control” means, with respect to an Investor Shareholder, the consummation of any transaction or series of related transactions pursuant to which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than an Affiliate of such Investor Shareholder is or becomes the Beneficial Owner of more than fifty percent (50%) of the voting power or total outstanding equity securities of Investor Shareholder.
“IRS” has the meaning set forth in Section 8.3(a).
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“Law” means any statute, law, ordinance, treaty, rule or regulation of a governmental authority.
“Listed Securities” shall mean common shares of a publicly traded company with a market capitalization of at least $1,000,000,000 and a free float of at least fifty percent (50%), such common shares being listed (or quoted, as the case may be) on the New York Stock Exchange, NASDAQ, the Toronto Stock Exchange or another major stock exchange reasonably acceptable to the applicable Investor Shareholder.
“Major Decision” has the meaning set forth in Section 2.9.
“Minimum Liquidity” has the meaning set forth in Section 2.9(a)(i).
“Necessary Expenses” means expenses of the Company or any of its Subsidiaries that are required by the Company or its Subsidiaries on an unplanned, emergency basis to fund (a) debt service payments on the Company’s or any of its Subsidiaries’ financing (including expenses of curing any defaults thereunder), (b) any repairs and expenditures necessary to prevent or mitigate material damage to any material assets of the Company or its Subsidiaries, (c) expenses incidental to compliance with any final orders, judgments or other proceedings and costs and expenses related thereto, and (d) any expenditure necessary to avoid a material default pursuant to any material contract or agreement to which the Company or any of its Subsidiaries is a party.
“New Shares” has the meaning set forth in Section 4.1.
“Newco” has the meaning set forth in the recitals to this Agreement.
“Newco Purchase Agreement” has the meaning set forth in the recitals to this Agreement.
“Newco Shares” has the meaning set forth in the recitals to this Agreement.
“Non-Contributing Shareholder” has the meaning set forth in Section 4.2(e).
“Non-Selling Shareholder” has the meaning set forth in Section 3.3(a).
“Notes” means those certain 4.125% senior notes due July 1, 2025, by and between DPL and U.S. Bank National Association.
“Offer Notice” has the meaning set forth in Section 3.3(a).
“Offer Period” has the meaning set forth in Section 3.3(a).
“Offered Shares” has the meaning set forth in Section 3.3(a).
“OGCL” means the Ohio General Corporation Law.
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“Organizational Documents” means, with respect to any corporation, partnership, limited liability company or other entity, the articles of incorporation and bylaws or equivalent or similar organizational documents of such entity.
“Party” has the meaning set forth in the preamble to this Agreement.
“Person” means any individual, corporation, partnership, limited liability company or other entity (whether or not having separate legal personality), and shall include any successor (by merger or otherwise) of such entity.
“Pledgee” means, with respect to an Encumbrance, the Person or Persons having the right to (a) foreclose on the applicable collateral (or cause a Transfer in lieu of foreclosure) under such Encumbrance, (b) exercise any voting or other rights granted pursuant to or in connection with such encumbrance, or (c) exercise any other remedy which constitutes an Investor Shareholder Change of Control with respect to the interest whether directly or indirectly.
“Pro Rata Percentage” means, with respect to a Shareholder, a fraction (expressed as a percentage), the numerator of which is the total number of Shares Beneficially Owned by such Shareholder (including Shares Beneficially Owned by any Affiliate of such Shareholder) and the denominator of which is the total number of Shares outstanding.
“Prohibited Payment” means any offer, gift, payment, promise to pay, or authorization of the payment of any money or anything of value, directly or indirectly, to a Government Official for the purpose of either (i) influencing any act or decision of the Government Official in his or her official capacity, (ii) inducing the Government Official to do or omit to do any act in violation of his or her lawful duty, (iii) securing any improper advantage or (iv) inducing the Government Official to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business or in directing business to any party.
“Prohibited Transaction” means any of the following: (i) receiving, transferring, transporting, retaining, using, structuring, diverting or hiding the proceeds of any criminal activity whatsoever, including drug trafficking, fraud or bribery of a Government Official; (ii) engaging or becoming involved in, financing, or supporting financially or otherwise, sponsoring, facilitating, or giving aid to any terrorist person, activity or organization; or (iii) participating in any transaction or otherwise conducting business with any Person that appears on any list issued by a United States or European Union governmental authority, the World Bank or the United Nations with respect to money laundering, terrorism financing, drug trafficking or economic or arms embargoes.
“Prohibited Transferee” means (i) any Person that appears on any list issued by a United States, Canadian or European Union governmental authority, the World Bank or the United Nations with respect to money laundering, terrorism financing, drug trafficking, or economic or arms embargos, (ii) any Person who within the last five (5) years has been held liable by, or entered into a formal settlement agreement with, a United States, Canadian or European Union governmental authority for violations of anti-bribery, money laundering, terrorism financing or
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drug trafficking laws, or for criminal violations of economic or arms embargo laws, or (iii) any Person for which the true Beneficial Owner of the Person is not known or identifiable and is not reasonably apparent.
“Proportionate Contribution Entitlement” has the meaning set forth in Section 4.2(b).
“PUCO” means the Public Utilities Commission of Ohio.
“Purchase Agreement” has the meaning set forth in the recitals to this Agreement.
“Put Exercise Date” has the meaning set forth in Section 2.15(c).
“Put Exercise Notice” has the meaning set forth in Section 2.15(c).
“Put Price” has the meaning set forth in Section 2.15(d).
“Put Right Shareholder” has the meaning set forth in Section 2.15(a).
“Put Sale” has the meaning set forth in Section 2.15(c).
“Put Shares” has the meaning set forth in Section 2.15(c).
“Put Triggering Event” has the meaning set forth in Section 2.15(a).
“Put Triggering Event Notice” has the meaning set forth in Section 2.15(b).
“Qualified Valuation Arbiter” means an investment banking or valuation firm of national reputation, independent of the Company and each of the Shareholders (within the meaning of Rule 2-01 under Securities and Exchange Commission Regulation S-X), experienced in valuing similar businesses.
“Qualifying Transferee” means a transferee of Buyer (or a Qualifying Transferee) who (a) acquires from Buyer (or such Qualifying Transferee) and/or its Affiliates Shares representing at least 50% of the Pro Rata Percentage held by Buyer and its Affiliates on the date hereof (adjusted for any splits, reverse splits or other recapitalizations), and (b) substantially concurrently acquires from Buyer (or such Qualifying Transferee) and/or its Affiliates the same percentage of the pro rata percentage in Newco held by such Buyer (or such Qualifying Transferee).
“Regulatory Approval Period” means, with respect to any proposed Transfer of Shares or issuance of New Shares, (i) in the event that the approval of the PUCO is required to consummate such Transfer or issuance, the period beginning on the date a definitive agreement is executed with respect to such Transfer or issuance and ending on the date that is two hundred seventy (270) days thereafter and (ii) in the event that the approval of the PUCO is not required to consummate such Transfer or issuance, the period beginning on the date a definitive agreement is executed with respect to such Transfer or issuance and ending on the date that is one hundred eighty (180) days thereafter; provided, however, that in each case, such period shall
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be extended up to an additional three hundred sixty-five (365) days so long as the parties to the proposed Transfer or issuance have used and continue to use their reasonable best efforts to obtain any required regulatory approvals, but such approvals have not been obtained.
“Rejection Notice” has the meaning set forth in Section 3.3(b).
“Representatives” means, with respect to any Person, such Person’s shareholders, officers, directors, employees, accountants, consultants, legal counsel, financial advisors and other representatives and agents.
“Residual Contribution Amount” has the meaning set forth in Section 4.2(e).
“Residual Exercise Period” has the meaning set forth in Section 4.2(f).
“ROFO Notice” has the meaning set forth in Section 3.3(a).
“Roll-Forward Budget” has the meaning set forth in Section 2.12(b).
“Rules” has the meaning set forth in Section 12.18(b).
“Sale Requirements” has the meaning set forth in Section 3.4(g).
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Shareholder” has the meaning set forth in Section 3.3(a).
“Services Agreement” means that certain Service Agreement, entered into on, and effective as of, January 1, 2014 by and among Indianapolis Power & Light Company, IPALCO Enterprises, Inc., DPL, DP&L, AES and certain additional entities identified therein, and AES U.S. Services, LLC.
“Shareholder” means Buyer, DPL and any transferee of Shares that has become a party hereto. In the event that any Person other than Buyer or DPL becomes a Shareholder, Exhibit A hereto shall be amended to so reflect.
“Shares” has the meaning set forth in the recitals to this Agreement.
“Significant Expense” has the meaning set forth in Section 2.9(n)(ii).
“Subsidiary” means, with respect to any Person, any Person (other than a natural person) of which such first Person (either alone or through any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity voting or controlling interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.
“Tag Along Election Notice” has the meaning set forth in Section 3.5(c).
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“Tag Along Offer Notice” has the meaning set forth in Section 3.5(b).
“Tag Along Offer Period” has the meaning set forth in Section 3.5(c).
“Tag Along Right” has the meaning set forth in Section 3.5(a).
“Tag Along Sale” has the meaning set forth in Section 3.5(a).
“Tax” or “Taxes” means all taxes, including all charges, fees, duties, levies or other assessments in the nature of taxes, imposed by any governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, transfer, environmental, production, custom duty, unemployment, corporation, capital stock, transfer, franchise, payroll, withholding, social security, minimum, estimated, ad valorem, profit, gift, severance, value added, disability, recapture, occupancy, retaliatory or reciprocal, guaranty fund assessments, credit, occupation, leasing, employment, stamp, goods and services, utility and other taxes, including any interest, penalties or additions attributable thereto.
“Tax Allocation Agreement” means that certain Tax Allocation Agreement, effective as of April 4, 2025, by and among AES, the Company and Newco, as the same may be amended.
“Tax Matters Shareholder” has the meaning set forth in Section 8.1.
“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with respect to Taxes.
“Tax Return” means any return, declaration, report, claim for refund, form, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis, and also including any schedule or attachment thereto, and including any amendment thereof.
“Third Party” means any Person other than Affiliate of a Shareholder.
“Third-Party Investor” has the meaning set forth in Section 4.1.
“Third-Party Purchaser” has the meaning set forth in Section 3.3(a).
“Ticking Fee Base Amount” means, with respect to an Investor Shareholder: (i) in the event of a Put Sale, an amount equal to the number of such Investor Shareholder’s Put Shares multiplied by the applicable Put Price, as determined in accordance with Section 2.15(d) or (ii) in the event DPL exercises its Drag Along Right, an amount equal to the number of Shares Beneficially Owned by such Investor Shareholder multiplied by the per Share price specified in the Drag Along Notice delivered to such Investor Shareholder.
“Transfer” means any sale or any other transfer, assignment, gift, pledge, grant of security interest in, distribution, encumbrance or other disposition whether voluntarily or involuntarily, direct or indirect, and with or without consideration.
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“Valuation Arbiter” means a Qualified Valuation Arbiter selected as the Valuation Arbiter in accordance with the procedures set forth in Section 2.15(d)(i) or Section 2.15(d)(iii).
2.Share Ownership. As of the date hereof, the name and address of each Shareholder, the number of Shares held by each Shareholder and each Shareholder’s Pro Rata Percentage are as shown on Exhibit A hereto. The Company shall amend Exhibit A from time to time as necessary to reflect accurately the information therein and to add any other Persons who acquire Shares.
3.Share Certificates. The Shares shall be certificated in the form of Exhibit C hereto, and any other class of Shares authorized and issued by the Board hereunder will be certificated in a form to be established by the Board at the time of such authorization. The Company irrevocably elects that each Share certificate, including the rights attendant thereto, will be a security governed by Article 8 of the Uniform Commercial Code as in effect from time to time in the State of New York and, to the extent permitted by applicable law and not inconsistent therewith, Article 8 of each other applicable jurisdiction. This Section 1.3 shall not be amended until all outstanding Share certificates have been surrendered.
Article II

BOARD OF DIRECTORS; MANAGEMENT OF THE COMPANY
1.Directors.
(a)Except as otherwise provided by Section 2.1(b), upon the Closing and during the term of this Agreement, the Board shall consist of sixteen (16) Directors, of which three (3) Directors in the aggregate shall be nominated by Buyer (each, a “Buyer Nominee”) and thirteen (13) Directors shall be nominated by DPL (each, a “DPL Nominee”), and each of the Shareholders shall take all actions as may be reasonably necessary to cause the Board to consist of such number of DPL Nominees and Buyer Nominees.
(b)Notwithstanding anything herein to the contrary, the number of Directors that Buyer or DPL, as applicable, shall be entitled to nominate pursuant to Section 2.1(a) and the total number of Directors constituting the entire Board shall be adjusted in the following circumstances:
(i)if at any time the Pro Rata Percentage of Buyer or its Qualifying Transferee, as applicable, is equal to or less than seventeen and sixty-five hundredths percent (17.65%) but remains greater than twelve and sixty-five hundredths percent (12.65%), then the aggregate number of Directors that Buyer or such Qualifying Transferee shall have the right to nominate pursuant to this Section 2.1 shall be three (3);
(ii)if at any time the Pro Rata Percentage of Buyer or its Qualifying Transferee, as applicable, is equal to or less than twelve and sixty-five hundredths percent (12.65%) but remains greater than eight and eight hundred twenty-five thousandths percent (8.825%), then the number of Directors that Buyer or such Qualifying Transferee shall have the right to nominate pursuant to this Section 2.1 shall be two (2);
(iii)if at any time the Pro Rata Percentage of Buyer or its Qualifying Transferee is equal to or less than eight and eight hundred twenty-five thousandths percent (8.825%) but remains equal to or greater than five percent (5%), then the number of Directors that Buyer or such Qualifying Transferee shall have the right to nominate pursuant to this Section 2.1 shall be one (1);
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(iv)if at any time the Pro Rata Percentage of Buyer or its Qualifying Transferee decreases to less than five percent (5%), then Buyer or such Qualifying Transferee shall cease to have any rights to nominate any Directors pursuant to this Section 2.1;
(v)if at any time DPL’s Pro Rata Percentage is equal to or less than fifty-nine percent (59%), then the Shareholders and the Company shall negotiate in good faith to amend this Agreement and the Organizational Documents of the Company to appropriately reflect the proportionate ownership of the Company by the Shareholders; and
(vi)if at any time (1) Buyer or any Qualifying Transferee Transfers Shares representing 100% of the Pro Rata Percentage held by Buyer and its Affiliates on the date hereof (adjusted for any splits, reverse splits or other recapitalizations) to any Qualifying Transferee, such Qualifying Transferee shall have all of the rights and powers of Buyer under this Section 2.1 and (2) Buyer or any Qualifying Transferee Transfers Shares representing less than 100% of the Pro Rata Percentage held by Buyer and its Affiliates on the date hereof (adjusted for any splits, reverse splits or other recapitalizations) to any Qualifying Transferee, such Qualifying Transferee shall have the rights and powers set forth in this Section 2.1 (as determined in accordance with their respective Pro Rata Percentage); provided that notwithstanding anything in this Agreement to the contrary (but subject to Section 2.1(b)(v)), in no case shall the Investor Shareholders, individually or collectively, be entitled to nominate more than three (3) Directors in the aggregate (any Directors nominated by an Investor Shareholder, including any Buyer Nominee, an “Investor Nominee”).
Each of the Shareholders shall take all actions as may be reasonably necessary to implement the foregoing changes as promptly as practicable, including voting to remove or causing the resignation of the appropriate Directors and voting to decrease the size of the Board. In furtherance of the foregoing, DPL has caused the Company to adopt the amended and restated Organizational Documents of the Company in the form of Exhibit B attached hereto, which are in effect as of the Parties’ entry into this Agreement.
2.Removal. The Shareholders covenant and agree that, upon the written request or motion of DPL that any or all of the DPL Nominees be removed from the Board, they will vote their Shares or act by written consent with respect to such Shares so as to cause such Director or Directors to be removed in accordance with such request or motion. The Shareholders covenant and agree that, upon the written request or motion of the Investor Shareholder that nominated an Investor Nominee that such Investor Nominee be removed from the Board, they will vote their Shares or act by written consent with respect to such Shares so as to cause such Director or Directors to be removed in accordance with such request or motion. Each of the Shareholders shall have the sole power to remove or request the removal under this Section 2.2 of the Directors that were nominated by such Shareholder.
3.Vacancies. If at any time a vacancy is created on the Board by reason of the death, removal or resignation of any Director (except for the removal or resignation of Directors pursuant to Section 2.1(b) in connection with a reduction of a Shareholder’s Pro Rata Percentage which vacancy shall be filled by a vote of the majority of the Shareholders based on their respective Pro Rata Percentages), the Shareholders shall, as promptly as practicable, vote their Shares or act by written consent with respect to such Shares to elect the individual nominated to fill such vacancy by the Shareholder who nominated such former Director to fill such vacancy for the unexpired term of the Director whom such individual is replacing.
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4.Voting Agreement. The Shareholders agree that, during the term of this Agreement, they shall vote, or act by written consent with respect to, all Shares Beneficially Owned by them for the election to the Board of the individuals nominated by Buyer and DPL pursuant to Section 2.1(a), changes to the composition of the Board pursuant to Section 2.1(b), the removal of Directors pursuant to Section 2.2, and the filling of vacancies pursuant to Section 2.3. Except as set forth in this Article II or as otherwise provided by this Agreement (including Section 12.3), the Shareholders shall be entitled to vote their Shares on all other matters as they deem fit.
5.Board Observer. For so long as a Shareholder’s Pro Rata Percentage is greater than five percent (5%), such Shareholder shall be entitled to appoint two persons to serve as an observer of the Board (a “Board Observer”), which Board Observers shall have the right to receive notice of, attend and participate in all meetings of the Board and to receive all information provided to Directors; provided, however, that the Company reserves the right to withhold any information and to exclude any such Board Observers from any meeting or any portion thereof if access to such information or attendance at such meeting would adversely affect an attorney-client or other legal privilege of the Company or result in a conflict of interest. No Board Observer shall have any voting rights with respect to any matter brought before the Board or any fiduciary obligations to the Company or the Shareholders, but each Board Observer shall be bound by the same confidentiality obligations as the Directors as set forth in Article VII. A Shareholder may cause its Board Observers to resign or appoint a replacement Board Observer or Board Observers from time to time by giving written notice to the Company. In the event that a Shareholder’s Pro Rata Percentage decreases to equal to or less than five percent (5%), such Shareholder shall immediately cause its Board Observers to resign.
6.Chairman. The Board shall, from time to time, appoint one of the directors as Chairman of the Board (the “Chairman”). For so long as DPL’s Pro Rata Percentage is greater than fifty-nine percent (59%), the Chairman shall be selected by DPL from among the DPL Nominees.
7.Directors’ and Officers’ Insurance. The Company shall maintain directors’ and officers’ insurance coverage for so long as at least one DPL Nominee or Investor Nominee is on the Board.
8.Board Action. Except to the extent otherwise required by the OGCL, the Company shall operate pursuant to, and the rights of the Shareholders shall be governed by, the Company’s Organizational Documents, which include the following provisions with respect to Board action:
(a)Regular meetings of the Board for each calendar quarter shall be scheduled by the Directors either prior to, or as promptly as practicable after, the beginning of each such calendar quarter, but in any event shall require at least ten (10) Business Days’ notice either in writing, electronically via email or telephonically (if telephonically, confirmed promptly in writing by the Company).
(b)Special meetings of the Board shall require at least two (2) Business Days’ notice either in writing, electronically via email or telephonically (if telephonically, confirmed promptly in writing by the Company); provided that such notice period may be shortened or waived by unanimous approval of the Board to the extent reasonably necessary for the Board to address an emergency situation.
(c)Each Director shall have one (1) vote, including the Chairman who will not have any other vote in addition to his or her vote as a Director.
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(d)Except as otherwise provided in this Agreement, action by the Board shall be taken by the affirmative vote of a majority of the Directors present at a duly convened meeting of the Board at which a quorum is present.
(e)A quorum for a Board meeting shall be a majority of the entire Board, which majority must include at least one Investor Nominee from each Investor Shareholder that is entitled to nominate a Director pursuant to Section 2.1; provided, however, that, during such time as there is at least one Investor Nominee on the Board, if a quorum is not present at any Board meeting because of the failure of an Investor Nominee to be present, then a quorum for the subsequent special or regular Board meeting shall not require an Investor Nominee be present.
(f)Regular Board meetings will be held at least quarterly and special meetings of the Board shall be called by the Company upon the written request of any Director.
(g)Members of the Board may participate in and act at any meeting of the Board by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can simultaneously hear each other. Participation in such manner shall constitute attendance and presence in person at a meeting of the Person or Persons so participating.
(h)Unless otherwise prohibited by law, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if each member of the Board executes a consent thereto in writing, setting forth the action so taken, and the writing or writings are filed with the minutes of the proceedings of the Board.
9.Major Decisions. The Company shall not, and shall not permit its Subsidiaries to, enter into or effectuate any of the following actions (each, except to the extent such matter is required to be taken to comply with applicable law, regulation, regulatory order or emergency repair, a “Major Decision”) without the prior affirmative vote of a majority of the Directors constituting the entire Board at such time at a duly convened meeting at which a quorum is present in accordance with Section 2.8; provided that the actions in Sections 2.9(c), (k) and (m) shall not be deemed to be Major Decisions with respect to any Investor Shareholder that is a Qualifying Transferee (but not Buyer or any of its Affiliates) that holds Shares representing less than 50% of the Pro Rata Percentage held by Buyer and its Affiliates on the date hereof (adjusted for any splits, reverse splits or other recapitalizations), and in such case such actions shall be deemed to be subject to the provisions of Section 2.10:
(a)Distributions. The making of distributions (or failure to make distributions) other than in accordance with the following:
(i)Dividends on shares of the Company and its Subsidiaries shall be subject to the maintenance of working capital requirements and prudent reserves in the form of cash and/or undrawn capacity under the Company’s and its Subsidiaries’ existing revolving credit facilities, as determined by the Board in good faith to be necessary or appropriate for the payment of future anticipated expenses, costs, capital requirements and other obligations, and subject to applicable fiduciary duties, law and regulatory requirements (“Minimum Liquidity”); and
(ii)Starting at a time as determined by the Board in its sole discretion in accordance with its applicable fiduciary duties, but in any event no later than December 31, 2026, the Company and its Subsidiaries shall dividend all excess cash above the Minimum Liquidity up to an amount equal to one hundred percent (100%) of the net income of their respective businesses for the applicable quarter; provided, that the
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Minimum Liquidity of the Company and its Subsidiaries at the time of such quarterly dividend payment shall be equal to at least $100,000,000. In the event that Minimum Liquidity at the time of such quarterly dividend payment is less than $100,000,000, the Board shall determine in its sole discretion in accordance with its applicable fiduciary duties and in good faith, the percentage of the net income of the Company and its Subsidiaries to be distributed;
(b)Affiliate Transactions. Any new transaction, contract or agreement between the Company and any Shareholder or any Affiliate of a Shareholder (each, an “Affiliate Transaction”) requiring estimated expenditures in excess of $1,725,000 per transaction or in a series of related transactions or $8,625,000 in the aggregate for any fiscal year, in each case excluding asset dispositions (it being acknowledged and agreed that (A) all Affiliate Transactions existing as of the date hereof, including the Services Agreement, are deemed approved and (B) no Board approval will be required with respect to any services provided or transactions occurring under or pursuant to the Services Agreement or with respect to any amendments to the Services Agreement made in the ordinary course of business that are not related to changes in pricing and cost allocation methodology, except to the extent such Board approval would be necessary to comply with regulatory requirements, and transactions pursuant to and in accordance with the Services Agreement will not be counted toward the $1,725,000 and $8,625,000 thresholds set forth in this Section 2.9(b));
(c)Acquisitions/Dispositions. Any acquisition, sale, transfer, encumbrance or other disposition by the Company or any of its Subsidiaries, in a single transaction or series of related transactions, of major utility assets or an operational unit of a utility, or any franchise, works or systems, in any case with an equity value in excess of $27,000,000, other than those that may be budgeted for in an Approved Company Business Plan;
(d)Organizational Documents. Any material amendment or modification to the Organizational Documents of the Company or its Subsidiaries;
(e)Lines of Business. The conduct of new lines of business by the Company or its Subsidiaries beyond the generation, or regulated transmission or distribution, of electricity or other businesses in support thereof, other than as may be expressly authorized in an Approved Company Business Plan;
(f)Debt. Any incurrence, assumption, repayment, voluntary prepayment or redemption of indebtedness, or any entrance into any financing arrangements or operating leases, (i) by DP&L, which is subject to approval by the PUCO or FERC, or (ii) by the Company or any of its Subsidiaries (other than DP&L) which, if incurred by DP&L, would be subject to approval by the PUCO or FERC, except in either case for any refinancings using similar instruments on market terms in the aggregate amounts not to exceed (x) the amounts of the financings being refinanced or (y) any amount that has been previously approved by the PUCO or FERC; provided that, for the avoidance of doubt but without limiting the foregoing, the Parties acknowledge that the Company and its Subsidiaries expect to conduct ordinary course financings consistent with DP&L’s regulatory capital structure on market terms;
(g)Equity Issuance. The issuance by the Company or its Subsidiaries of additional common or preferred equity or any other equity-like instruments;
(h)Capital Expenditures. The approval or undertaking of planned or actual expenditures on any growth or environmental project for which regulatory approval may be sought or is required to be sought by the Company or its Subsidiaries, if the estimated total aggregate capital expenditures for all such projects would be in excess of $27,000,000, provided
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that any growth or environmental project that (i) is budgeted for in an Approved Company Business Plan and (ii) requires estimated capital expenditures not in excess of one hundred ten percent (110%) of those expenditures budgeted for in an Approved Company Business Plan or (iii) is otherwise approved by the Board of Directors (including each Investor Nominee) will be excluded from the above total;
(i)Mergers. Any merger, reorganization, consolidation or other business combination involving the Company or its Subsidiaries, on the one hand, and any other Person, on the other hand;
(j)Bankruptcy. Any filing by the Company or any of its Subsidiaries of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal or state insolvency law, or the filing of an answer consenting to or acquiescing in any such petition, or the making of any general assignment for the benefit of its creditors of all or substantially all of the assets of the Company or any of its Subsidiaries;
(k)Regulatory Filings. Any regulatory filings by DP&L which are not in the ordinary course of business and which are reasonably expected to have a material impact on the Company or its Subsidiaries; provided, however, for the avoidance of doubt, that the appropriate officers of the Company and its Subsidiaries shall at all times continue to have the authority to manage the day-to-day process with respect to all regulatory filings and to handle all ordinary course regulatory matters and filings without the prior approval of the Board;
(l)Tax Classification. Any election to treat the Company or any of its Subsidiaries as other than an association taxable as a corporation for U.S. federal income tax purposes;
(m)Litigation. The commencement or settlement of any material litigation, arbitration or other proceeding (excluding regulatory proceedings subject to Section 2.9(k)) by the Company or any of its Subsidiaries that could reasonably be expected to have a material adverse effect or impact on Buyer or its Affiliates (or, if applicable, its Qualifying Transferee or its Affiliates) with respect to its investment in the Company and its Subsidiaries, disregarding any effect on the reputation of Buyer or its Affiliates (or, if applicable, its Qualifying Transferee or its Affiliates);
(n)Expenses. Either:
(i)the incurrence of any expenses in excess of one hundred and ten percent (110%) of the aggregate Annual Consolidated Fixed Operating Expense Budget or the aggregate Annual Consolidated Maintenance Capex Budget for the applicable year or, if any such budget is a Roll-Forward Budget, in excess of the greater of (A) the aggregate amount of such Roll-Forward Budget for the applicable year and (B) one hundred ten percent (110%) of the corresponding Annual Consolidated Fixed Operating Expense Budget or Annual Consolidated Maintenance Capex Budget, as the case may be, for the immediately preceding year; or
(ii)the inclusion of any expenses in the aggregate Annual Consolidated Fixed Operating Expense Budget or the aggregate Annual Consolidated Maintenance Capex Budget for a given year if such inclusion would result in a greater than ten percent (10%) increase from the related aggregate estimated budget for such year included in the Approved Company Business Plan; or, if amending an existing Annual Consolidated Fixed Operating Expense Budget or Annual Consolidated Maintenance
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Capex Budget during the applicable year, if such amended budget would result in a greater than ten percent (10%) increase from the Annual Consolidated Fixed Operating Expense Budget or Annual Consolidated Maintenance Capex Budget in effect prior to all such amendments
(any such expense in clause (i) or (ii), a “Significant Expense”), in each case which expense is determined not to be recoverable by the PUCO for any reason or has not been sought to be recovered by the Company or its Subsidiaries within thirty-six (36) months after being incurred, either through an increase in base rates, an adjustment to tariff rates, a new tracker or other mechanism (for illustration purposes, hypothetical examples related to this Section 2.9(n) are set forth on Exhibit G hereto); and
(o)Appointment and Replacement of Officers. At any time within twenty-four (24) months after an AES Change of Control, the replacement of the President of DP&L and the appointment or replacement of the Chief Financial Officer of DP&L.
10.Major Review Rights. For so long as an Investor Shareholder’s Pro Rata Percentage is equal to or greater than five percent (5%), the Company shall provide such Investor Shareholder with the right to review the following matters prior to taking action with respect thereto, and consult with DPL and senior management of DP&L with respect thereto, and DPL shall ensure that any comments of such Investor Shareholder with respect to such matters shall be considered in good faith on a reasonable basis by DPL and the senior management of DP&L:
(a)the approval of the Annual Consolidated Operating Budget in the event there is either (i) more than a ten percent (10%) increase in either the aggregate Annual Consolidated Fixed Operating Expense Budget or aggregate Annual Consolidated Maintenance Capex Budget in the corresponding year of the Company Business Plan or (ii) more than a ten percent (10%) increase in either the aggregate Annual Consolidated Fixed Operating Expense Budget or aggregate Annual Consolidated Maintenance Capex Budget from the prior fiscal year, provided, that the Company and its Subsidiaries may incur reasonable operating expenses and capex necessary to comply with law or regulatory requirements or obligations or for emergency repairs;
(b)the replacement of the President of DP&L and the appointment or replacement of the Chief Financial Officer of DP&L; provided that the termination or nomination of the individuals in such positions shall not constitute matters subject to this Section 2.10;
(c)(i) the establishment, modification or amendment of any incentive compensation plan at the level of the Company or its Subsidiaries, or (ii) the establishment, amendment or modification of the annual targets for any target bonus or other incentive compensation of any employee of the Company or its Subsidiaries, or, to the extent payable by or on behalf of the Company or its Subsidiaries, any officer or director of the Company or its Subsidiaries; provided that the foregoing shall not apply with respect to any unionized employees of the Company or any of its Subsidiaries in connection with negotiations with any union or other labor organization;
(d)the commencement or settlement of any material litigation, arbitration or other proceeding (excluding regulatory proceedings subject to Section 2.9(k) or litigation, arbitration or other proceedings subject to Section 2.9(m)) by the Company or any of its Subsidiaries that could reasonably be expected to have a material adverse effect or impact on the reputation of Buyer or its Affiliates (or, if applicable, its Qualifying Transferee or its Affiliates);
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(e)any material changes or deviations from the then-current practices relating to separate-company taxable income calculations for the Company and each of its Subsidiaries; and
(f)any material changes or deviations from the then-current Company Business Plan.
11.No Conflict with Organizational Documents. In the event of any conflict or discrepancy between the Company’s Organizational Documents and the terms of this Agreement, except as may be prohibited by the OGCL or other applicable law, the provisions of this Agreement shall control and the Parties shall cooperate and take all actions necessary to effect the terms of this Agreement, including amending the Company’s Organizational Documents to be consistent herewith.
12.Company Business Plan.
(a)Pursuant to the Purchase Agreement, DPL and Buyer prepared and agreed to a business plan with respect to the Company covering the Company and its Subsidiaries for the period from January 1, 2024 through December 31, 2029, which business plan includes estimated Annual Consolidated Fixed Operating Expense Budgets and estimated Annual Consolidated Maintenance Capex Budgets for each fiscal year in such period (as such business plan may be amended from time to time in accordance with this Agreement, the “Company Business Plan”). The Company Business Plan in effect as of the date hereof (the “Initial Company Business Plan”) is attached as Exhibit D hereto, and the 2025 Annual Consolidated Fixed Operating Expense Budget and the 2025 Annual Consolidated Maintenance Capex Budget are attached as Exhibit E and Exhibit F hereto, respectively.
(b)From time to time, management may recommend for Board approval amendments to the Company Business Plan. Management shall also annually recommend for Board approval a final Annual Consolidated Fixed Operating Expense Budget and a final Annual Consolidated Maintenance Capex Budget for the following fiscal year and an extension to the Company Business Plan to roll the plan forward for an additional fiscal year. The Board may adopt any amendments to the Company Business Plan and approve the final Annual Consolidated Fixed Operating Expense Budget, the final Annual Consolidated Maintenance Capex Budget and the rolling forward of the Company Business Plan by the affirmative vote of a majority of the Directors present at a duly convened meeting of the Board at which a quorum is present in accordance with Section 2.8 (provided, for the avoidance of doubt, that the adoption of elements of the Company Business Plan, the Annual Consolidated Fixed Operating Expense Budget and the Annual Consolidated Maintenance Capex Budget shall constitute a Major Decision if such elements of the Company Business Plan or budgets, if adopted separately by the Board, would constitute Major Decisions and, provided, further, that, an item shall constitute a Major Decision only in the first instance in which it is voted on by the Board, unless later amended in ways that would meet the criteria of a Major Decision). In addition, with respect to expenses added to roll forward the business plan to a new year, then to the extent the Annual Consolidated Fixed Operating Expense Budget or Annual Consolidated Maintenance Capex Budget for the new year (each, a “Roll-Forward Budget”) is greater than a ten percent (10%) increase from those items in the prior year, the addition of these new year expenses shall constitute a Major Decision.
(c)In the event Board approval is not obtained prior to the beginning of the fiscal year of the Company to which such budget corresponds, then the Company and its Subsidiaries shall continue to operate under the prior year’s Annual Consolidated Fixed
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Operating Expense Budget or Annual Consolidated Maintenance Capex Budget, as applicable, and as adjusted for inflation, until such time as the requisite Board approval is obtained.
13.Officers. The President and his or her direct reports shall be responsible for the day-to-day management of the Company. Management shall have the authority to take all actions on behalf of the Company not otherwise reserved to the Board or the Shareholders pursuant to this Agreement or the OGCL.
14.Affiliate Transactions. Any Affiliate Transaction shall be negotiated on an arms’ length basis, and shall involve economic terms no less favorable to the Company and its Subsidiaries than those that could be obtained from a Third Party on an arms’ length basis. The Parties acknowledge that, as of the date hereof, certain Affiliates of the Company provide various services to the Company and its Subsidiaries, including tax, accounting, human resources, legal, financial, information technology, regulatory, environmental, safety, construction and engineering services, and that all such services shall continue in the ordinary course of business following the date hereof.
15.Put Right.
(a)For so long as the Pro Rata Percentage of an Investor Shareholder is equal to or greater than five percent (5%), if (i) an Adverse Recovery Event occurs with respect to such Investor Shareholder, (ii) a Major Decision is approved by the Board but at least one Investor Nominee of such Investor Shareholder votes against such Major Decision, (iii) such Investor Shareholder has the right to require DPL to purchase all of the Shares held by such Investor Shareholder pursuant to the terms of Section 10.4(c)(vi) of the Purchase Agreement or (iv) such Investor Shareholder or any of its Affiliates exercises a put right with respect to any other equity interest in the Company or Newco Beneficially Owned by such Investor Shareholder or any of its Affiliates, then, in each case, such Investor Shareholder shall be a “Put Right Shareholder” and the occurrence of such Adverse Recovery Event, the approval of such Major Decision, the event giving rise to such right under Section 10.4(c)(vi) of the Purchase Agreement or the exercise of such put right shall constitute a “Put Triggering Event.”
(b)If a Put Triggering Event occurs, a Put Right Shareholder may, within thirty (30) days of such Put Triggering Event, provide written notice to DPL that a Put Triggering Event has occurred, including a description of such Put Triggering Event (a “Put Triggering Event Notice”).
(c)At any time between forty-five (45) and sixty (60) days after delivery of a Put Triggering Event Notice, each Put Right Shareholder shall have the right, but not the obligation, to deliver a written notice to DPL and the Company (a “Put Exercise Notice”) of the Put Right Shareholder’s decision to require DPL (or, at DPL’s election, its Affiliate or a Third Party) to purchase all of the Shares then held by such Put Right Shareholder and its Affiliates (in each case, the “Put Shares”), in accordance with and subject to the conditions and limitations set forth in this Section 2.15(c) (such purchase and sale of the Put Shares, the “Put Sale”). A Put Exercise Notice shall be effective only if the Put Triggering Event is continuing as of the date of such Put Exercise Notice (the “Put Exercise Date”), in which case DPL (or, at DPL’s election, its Affiliate or a Third Party) will be required to purchase the Put Shares in the Put Sale, in accordance with and subject to the conditions and limitations set forth in this Section 2.15.
(d)Subject to Section 2.15(h), a Put Exercise Notice shall obligate DPL (or, at DPL’s election, its Affiliate or a Third Party) to purchase, and each Put Right Shareholder who has delivered a Put Exercise Notice to sell, the Put Shares for a purchase price equal to the fair market value of the Put Shares as of immediately prior to the Put Triggering Event, without
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taking into account the Put Triggering Event (or, in the event of a Put Triggering Event arising under Section 2.15(a)(iii), without taking into account the Put Triggering Event or any losses or damages resulting therefrom or caused thereby) and assuming closing of the Put Sale seventy-five (75) days after the Put Exercise Date (as may be adjusted in accordance with Section 2.15(d)(iv), the “Put Price”), that is determined as between DPL, on the one hand, and, on the other hand, each Put Right Shareholder separately from and independent of any other Put Right Shareholder, in each case in accordance with the procedures below:
(i)Within twenty-five (25) days following the Put Exercise Date, a Qualified Valuation Arbiter shall be selected jointly by DPL and the Put Right Shareholder to assist in determining the Put Price, the costs and expenses of which shall be borne by the Company, except as provided in Section 2.15(g) and such Qualified Valuation Arbiter shall be the Valuation Arbiter for purposes of this Section 2.15(d). If DPL and the Put Right Shareholder are unable to agree on a mutually acceptable Qualified Valuation Arbiter within such twenty-five (25)-day period, then each of DPL and the Put Right Shareholder shall select a Qualified Valuation Arbiter (the costs and expenses of which shall be borne by the Shareholder selecting such Qualified Valuation Arbiter). DPL and the Put Right Shareholder shall, within thirty (30) days of the Put Exercise Date (in the case of a mutually selected Valuation Arbiter) or within five (5) days of the selection of each Qualified Valuation Arbiter, separately submit to the Valuation Arbiter or each Qualified Valuation Arbiter, as applicable, on a confidential basis and on the basis of assumptions agreed between DPL and the Put Right Shareholder that are consistent with the provisions of this Section 2.15, the price which each of DPL and such Put Right Shareholder believes should constitute the Put Price.
(ii)If the lower of the two prices submitted by DPL and the Put Right Shareholder to the Valuation Arbiter or each Qualified Valuation Arbiter, as applicable, is no more than ten percent (10%) lower than the greater price, then the Put Price shall be the average of the two prices. The Valuation Arbiter or each Qualified Valuation Arbiter, as applicable, shall provide written notice of whether the Put Price can be immediately determined in accordance with this Section 2.15(d)(ii) to the Company, DPL and the Put Right Shareholder as promptly as reasonably practicable following its receipt of DPL’s and the Put Right Shareholder’s proposed price. If the Put Price can be so determined, such notice shall also set forth the price proposed by each of DPL and the Put Right Shareholder and the final Put Price as determined in accordance with this Section 2.15(d)(ii).
(iii)If the lower value is more than ten percent (10%) lower than the greater value, (x) in the case of a mutually selected Valuation Arbiter, the Valuation Arbiter and (y) in the case of the individually selected Qualified Valuation Arbiters, such Qualified Valuation Arbiters shall mutually select a third Qualified Valuation Arbiter and such Qualified Valuation Arbiter shall be the Valuation Arbiter for purposes of this Section 2.15(d) and shall undertake an independent determination of the fair market value of the Put Shares as of immediately prior to the Put Triggering Event, without taking into account the Put Triggering Event, as adjusted to account for any subsequent dividends or capital contributions. In determining the fair market value, the Valuation Arbiter shall take into account all relevant facts, circumstances and assumptions, including (a) the existence of (i) a willing buyer and (ii) a willing seller, neither of which is under compulsion to consummate the sale and each of whom is dealing on an arms’ length basis, without consideration of any control, liquidity or minority discount or premium, (b) general market conditions and comparable transactions and other generally recognized valuation methodologies, such as discounted cash flow, (c) the assumption that the closing of the Put Sale will occur seventy-five (75) days after the Put Exercise
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Date and any other assumptions agreed between DPL and the Put Right Shareholder, and (d) such other factors as the Valuation Arbiter determines are relevant to its evaluation. The Put Price shall be the price set forth by DPL or the Put Right Shareholder that is nearest to the fair market value determined by the Valuation Arbiter. In the event that the Valuation Arbiter is required to undertake an independent determination of the fair market value of the Put Shares pursuant to this Section 2.15(d)(iii), the Company, DPL and the Put Right Shareholder shall furnish to the Valuation Arbiter all such information as the Valuation Arbiter shall reasonably request, including information concerning the Company and its assets, business, operations, affairs, financial condition or prospects, and the Valuation Arbiter shall complete any such determination of the fair market value, and provide written notice of the final Put Price as determined in accordance with this Section 2.15(d)(iii) to the Company, DPL and the Put Right Shareholder as soon as reasonably practicable, and in any event within sixty (60) days of the Put Exercise Date.
(iv)The final Put Price as determined in accordance with this Section 2.15(d) shall be adjusted to account for any dividends or capital contributions paid during the period between the Put Exercise Date and the closing of the Put Sale, except to the extent such dividends or capital contributions were reflected in the determination of the Put Price.
(v)The determination of the final Put Price by the Valuation Arbiter in accordance with this Section 2.15(d) shall be final and binding on DPL and the applicable Put Right Shareholder and may be entered and enforced in any court having jurisdiction.
(e)Subject to Section 2.15(h), DPL shall, within one hundred eighty (180) days of the Put Exercise Date, give written notice to each Put Right Shareholder that DPL has either (i) entered into a definitive acquisition agreement with a Third Party pursuant to which such Third Party shall acquire the Put Shares from such Put Right Shareholder and its Affiliates or (ii) elected to purchase, or have its Affiliate purchase, the Put Shares. Such Put Right Shareholder and DPL and, if applicable, such Third Party Buyer, shall be required to consummate such Put Sale within the Regulatory Approval Period. In addition, DPL and the applicable Investor Shareholder shall take all other actions as may be reasonably necessary to consummate such Put Sale, including making such representations, warranties and covenants and entering into such definitive agreements (including with third parties) as are customary for transactions of the nature of the Put Sale; provided that such Investor Shareholder shall not be required to provide any representations, warranties or covenants in connection with any Put Sale other than those representations, warranties and covenants set forth on Schedule 2.15(e). Upon the closing of a Put Sale, the purchaser of the Put Shares shall pay the Put Price, together with any amounts owed pursuant to Section 2.15(g), by wire transfer of immediately available funds to the account or accounts that the applicable Investor Shareholder shall designate to DPL prior to such closing.
(f)The existence of a Put Triggering Event, a Put Triggering Event Notice, a Put Exercise Notice or a pending Put Sale shall not, in and of itself, relieve or excuse any Party from its ongoing duties and obligations under this Agreement.
(g)Subject to Section 2.15(h), in connection with any Put Sale by an Investor Shareholder pursuant to this Section 2.15 pursuant to which a Third Party acquires the Put Shares, DPL shall pay such Investor Shareholder an amount equal to the Daily Ticking Fee multiplied by the number of days between the date that is sixty (60) days after the Put Exercise Date and the consummation of such Put Sale.
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(h)At any time within fifteen (15) days after the determination of the final Put Price in accordance with Section 2.15(d), an Investor Shareholder may deliver written notice to DPL and the Company that it is irrevocably withdrawing its Put Exercise Notice, and, if such notice is so delivered, such Investor Shareholder shall no longer be required to sell, and DPL shall no longer be obligated to purchase, or arrange for the purchase of, the Put Shares or pay any Daily Ticking Fee to such Investor Shareholder in connection with such withdrawn Put Exercise Notice. Each Investor Shareholder may exercise its right to withdraw a Put Exercise Notice pursuant to this Section 2.15(h) no more than three (3) times in any sixty (60) month period. Each Investor Shareholder agrees to be responsible for the payment of one-half of the costs and expenses of the Valuation Arbiter related to any Put Exercise Notice that is withdrawn by such Investor Shareholder pursuant to this Section 2.15(h).
16.Prohibited Payments; Prohibited Transactions.
(a)Each of the Shareholders shall, and will ensure that its respective Representatives, comply fully with all applicable anti-corruption, anti-money laundering, anti-terrorism and economic sanction and anti-boycott laws, including, without limitation, international anti-corruption conventions such as the United Nations Convention Against Bribery, and the United States Foreign Corrupt Practices Act, and in each case, any applicable implementing legislation.
(b)Each of the Shareholders has not and will not, either directly or indirectly, make a Prohibited Payment or engage in a Prohibited Transaction with respect to its obligations under this Agreement and shall ensure that none of its respective Representatives makes, either directly or indirectly, a Prohibited Payment or engages in a Prohibited Transaction with respect to their respective obligations under this Agreement.
(c)The representations, warranties and covenants contained in this Section 2.16 shall survive the execution and delivery of this Agreement.
(d)Each of the Shareholders agrees to notify the other Shareholders upon gaining knowledge that a Prohibited Transaction or Prohibited Payment related to the obligations set forth in this Agreement may have occurred and to cooperate in good faith with each other to determine whether a Prohibited Transaction or Prohibited Payment has occurred.
(e)Each of the Shareholders acknowledges that the Company maintains an Ethics and Compliance Program and agrees that the Company and DP&L shall have a dedicated compliance officer.
Article III

RESTRICTIONS ON TRANSFER
1.General Restrictions. Each Shareholder agrees that it shall Transfer Shares, directly or indirectly, only in compliance with, and to the extent permitted by, this Agreement. For the avoidance of doubt, an “indirect” Transfer of Shares shall include any transaction or series of related transactions pursuant to which any Person becomes the Beneficial Owner of any Shares that were not Beneficially Owned by such Person immediately prior to the consummation of such transaction or transactions. Any attempted Transfer other than in strict accordance with this Agreement shall be null and void and of no force or effect whatsoever, and the purported transferee shall have no rights as a Shareholder or otherwise in or to the Shares. The Company shall not register the Transfer of any Shares made in violation of the provisions of this Agreement.
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2.Transfers to Affiliates. Section 3.3, Section 3.4, Section 3.5 and Section 3.8 shall not apply to any Transfer by either Shareholder at any time of all or any portion of its Shares to any of such Shareholder’s Affiliates; provided that (a) either (i) such Transfer would not result in a Shareholder with lesser credit worthiness than the then current Shareholder (taking into account any guarantees or other credit support of the transferring Shareholder and its proposed transferee) and the transferring Shareholder provides written notice to the other Shareholder of the Transfer at least ten (10) Business Days prior to such Transfer or (ii) the other Shareholder provides prior written consent to the Transfer, which consent shall not be unreasonably withheld, (b) any required regulatory approvals or other third-party consents or approvals are obtained prior to such Transfer and (c) such Affiliate executes a counterpart to this Agreement and agrees to be bound by all of its terms to the same extent as the transferring Shareholder. Any Affiliate who receives Shares shall Transfer such Shares back to the transferring Shareholder (or an Affiliate thereof) if at any time said Affiliate is no longer an Affiliate of such Shareholder.
3.Right of First Offer.
(a)If a Shareholder (the “Selling Shareholder”) desires to Transfer all or any portion of its Shares to any Person other than an Affiliate of such Shareholder (a “Third-Party Purchaser”), the Selling Shareholder shall first deliver to the Company and each other Shareholder (each, a “Non-Selling Shareholder”) written notice (a “ROFO Notice”) setting forth its intent to make such Transfer and the number of Shares proposed to be Transferred (the “Offered Shares”). A Non-Selling Shareholder shall have the right to make a binding offer to purchase all, but not less than all, of the Offered Shares (or its pro rata portion of all of the Offered Shares, as applicable), by written notice (an “Offer Notice”) delivered by such Non-Selling Shareholder to the Selling Shareholder within forty-five (45) days following its receipt of a ROFO Notice (the “Offer Period”), which Offer Notice shall specify the purchase price and other material terms and conditions proposed by the Non-Selling Shareholder.
(b)The Selling Shareholder shall notify each Non-Selling Shareholder of its acceptance (an “Acceptance Notice”) or rejection (a “Rejection Notice”) of such Non-Selling Shareholder’s offer within forty-five (45) days following its receipt of an Offer Notice (the “Acceptance Period”). If the Selling Shareholder does not send an Acceptance Notice or a Rejection Notice within the Acceptance Period, the offer proposed by the Non-Selling Shareholder shall be deemed rejected by the Selling Shareholder.
(c)If the Selling Shareholder accepts the price and terms set forth in the Offer Notice delivered by a Non-Selling Shareholder within the Acceptance Period, then such Non-Selling Shareholder shall be required to enter into a definitive agreement to purchase all such Offered Shares covered by such Offer Notice within ten (10) Business Days following its receipt of the Acceptance Notice, with such purchase to be consummated within the Regulatory Approval Period. In addition, each Shareholder shall take all other actions as may be reasonably necessary to consummate such purchase and sale, including entering into such additional agreements as may be necessary or appropriate.
(d)If a Non-Selling Shareholder does not deliver an Offer Notice to the Selling Shareholder during the Offer Period with respect to any Offered Shares, or if the Selling Shareholder delivers to a Non-Selling Shareholder a Rejection Notice or fails to deliver to a Non-Selling Shareholder an Acceptance Notice or a Rejection Notice within the Acceptance Period with respect to any Offered Shares, the Selling Shareholder shall be free to Transfer all but not less than all of such Offered Shares to a Third-Party Purchaser; provided that (i) if an Offer Notice was delivered by a Non-Selling Shareholder to the Selling Shareholder during the Offer Period with respect to any Offered Shares, the Transfer of such Offered Shares must be effected
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at a higher price than the price contained in the Offer Notice and on terms and conditions that are no less favorable, in the aggregate, to the Selling Shareholder, taking into account, in the case of a Selling Shareholder that is an Investor Shareholder, any concurrent sale of any other equity interest in the Company or Newco Beneficially Owned by such Selling Shareholder or its Affiliates, than the terms and conditions set forth in the applicable Offer Notice (excepting the inclusion of customary representations and warranties given to the Third-Party Purchaser that would not customarily be given to an existing shareholder), (ii) the Selling Shareholder must enter into a definitive agreement with respect to the Transfer of such Offered Shares within one hundred eighty (180) days following the expiration of the applicable Offer Period (if the applicable Non-Selling Shareholder did not deliver an Offer Notice to the Selling Shareholder during the Offer Period) or within one hundred eighty (180) days following the earlier of (x) the applicable Non-Selling Shareholder’s receipt of a Rejection Notice or (y) the expiration of the Acceptance Period, as applicable (if the applicable Offer Notice was delivered by a Non-Selling Shareholder to the Selling Shareholder during the Offer Period) and (iii) the Transfer of such Offered Shares must be consummated within the Regulatory Approval Period. If the Transfer of such Offered Shares has not been consummated within the Regulatory Approval Period, such Offered Shares shall again become subject to all restrictions of this Section 3.3.
4.Drag Along Rights.
(a)So long as DPL maintains a Pro Rata Percentage greater than fifty-nine percent (59%), in the event that DPL desires to Transfer, in any single transaction or series of related transactions, all of its Shares to any Third-Party Purchaser (in such context, a “Drag Along Purchaser”), then DPL shall have the right (a “Drag Along Right”) to require all Investor Shareholders to Transfer all of their respective Shares to the Drag Along Purchaser in accordance with the procedures set forth in this Section 3.4 (such Transfer, a “Drag Along Sale”) at the per Share price (which shall be payable in cash or Listed Securities valued at their weighted average closing price on the stock exchange of such Listed Securities during the last thirty (30) trading days immediately preceding the date on which such Listed Securities are to be paid) and otherwise on the same terms and conditions as the Transfer of Shares by DPL to the Drag Along Purchaser; provided that any Drag Along Sale must be effected at a per Share price that is equal to or greater than the Drag Along Minimum Price in effect as of the date that is three hundred (300) days after the date of the Drag Along Notice; provided, further, that, if DPL or any Affiliate of DPL exercises a drag along right with respect to any other equity interest in the Company or Newco Beneficially Owned by an Investor Shareholder or its Affiliates and DPL does not concurrently exercise its Drag Along Right hereunder, DPL shall be deemed to have exercised its Drag Along Right hereunder, at a price per Share and other material terms and conditions that provide such Investor Shareholder with economic value for its Shares equivalent to that received by such Investor Shareholder or its Affiliates in the other drag along transactions taking into account all relevant factors, or, if higher than such price per Share, at a per Share price that is equal to the Drag Along Minimum Price in effect as of the date that is three hundred (300) days after the date of such deemed exercise, and otherwise in accordance with this Section 3.4.
(b)Following satisfaction of its obligations pursuant to Section 3.3, DPL may exercise its Drag Along Right pursuant to this Section 3.4 by providing written notice of its election to do so to each Investor Shareholder (a “Drag Along Notice”), which notice shall identify the Drag Along Purchaser and specify the proposed price per Share and all other material terms and conditions of the Drag Along Sale, including the anticipated closing date of the Drag Along Sale.
(c)The Drag Along Sale must be consummated within the Regulatory Approval Period applicable to the Transfer by DPL to the Drag Along Purchaser. No Investor
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Shareholder shall Transfer or agree to Transfer any Shares to any Person other than the Drag Along Purchaser during the period between the date it receives a Drag Along Notice and the conclusion of such Regulatory Approval Period. If the Drag Along Sale shall not have been consummated during such Regulatory Approval Period, all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to the Shares owned by the Shareholders shall again be in effect.
(d)In connection with any exercise of its Drag Along Right pursuant to this Section 3.4, DPL shall pay each Investor Shareholder an amount equal to the Daily Ticking Fee multiplied by the number of days between the date that is three hundred (300) days after the date of the Drag Along Notice and the consummation of the Drag Along Sale, solely to the extent such payments are necessary to ensure that the Investor Shareholder receives a per Share price equal to the Drag Along Minimum Price in effect as of the date of the consummation of the Drag Along Sale.
(e)In the event that DPL exercises its Drag Along Right pursuant to this Section 3.4, the Investor Shareholders shall take all actions as may be reasonably necessary to consummate the Drag Along Sale, including making the representations, warranties and covenants set forth on Schedule 3.4(e) and entering into such definitive agreements as are customary for transactions of the nature of the proposed Transfer. Notwithstanding anything herein to the contrary, the Investor Shareholders agree to (i) vote in favor of the transaction or transactions with the Drag Along Purchaser, (ii) take such other action as may be required to effect such transaction and (iii) take all actions to waive any dissenters, appraisal or other similar rights with respect thereto.
(f)A Drag Along Sale shall not include any Transfer involving an underwritten initial public offering of the Shares pursuant to an effective registration statement under the Securities Act (an “Initial Public Offering”), and the terms of this Section 3.4 shall terminate upon the consummation of an Initial Public Offering.
(g)The obligations of the Investor Shareholders with respect to any Drag Along Sale shall be subject to the satisfaction of the following conditions (without limitation of any other conditions set forth in this Section 3.4): (i) no Investor Shareholder shall be required to enter into any non-disparagement, non-competition, employee non-solicitation, non-acquisition, no-hire or other restrictive covenant without such Investor Shareholder’s prior written consent, (ii) any representations and warranties required to be made by such Shareholder in connection with the Drag-Along Right are limited to customary representations and warranties that (A) the Investor Shareholder holds good and valid title to the Shares such Investor Shareholder purports to hold, (B) the obligations of Investor Shareholder in connection with the transaction have been duly authorized, if applicable, (C) the documents to be entered into by the Investor Shareholder have been duly executed by such Investor Shareholder and delivered to the Third Party Purchaser and are enforceable against the Investor Shareholder in accordance with their respective terms, and (D) it is validly existing and in good standing (if applicable), (iii) no such Investor Shareholder shall be liable for the breach of any representation, warranty or covenant by any other Shareholder (but, subject to clause (iv) below, shall be required to provide several but not joint indemnities with respect to breaches of representations, warranties and covenants made, and all other actions taken in connection therewith, by, or with respect to, the Company or its Subsidiaries) and (iv) notwithstanding anything in this Section 3.4(g) to the contrary, any liability relating to representations, warranties and covenants (and related indemnities) and other indemnification, escrow or continuing obligations regarding the Company or its Subsidiaries and the business of the Company or its Subsidiaries shall be shared by all Investor Shareholders and DPL on a pro rata basis in proportion to the proceeds actually received by each of those
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Shareholders and in any event shall not exceed the proceeds received by such Shareholder in such transaction (except in the case of fraud) (clauses (i) through (iv), the “Sale Requirements”).
5.Tag Along Rights.
(a)In the event that DPL desires to Transfer, in any single transaction or series of related transactions, an amount of its Shares equal to or greater than two percent (2%) (when aggregated with all Transfers made by DPL following the date hereof) of the total Shares outstanding to any Third-Party Purchaser, and DPL cannot or has not elected to exercise any Drag Along Right it may have with respect to such Transfer pursuant to Section 3.4, each Investor Shareholder shall have the right (a “Tag Along Right”) to participate in such Transfer and require that a pro rata portion or, if as a result such transaction or series of transactions DPL’s Pro Rata Percentage would be less than or equal to fifty-nine percent (59%), all of its Shares be Transferred to such Third-Party Purchaser in accordance with the procedures set forth in this Section 3.5 (such Transfer, a “Tag Along Sale”) at the per Share price and otherwise on the same terms and conditions as the Transfer of the Shares by DPL to such Third-Party Purchaser, subject to the Sale Requirements; provided that, if an Investor Shareholder or any of its Affiliates exercise a tag along right with respect to its equity interests in any of the Company or its Subsidiaries Beneficially Owned by an Investor Shareholder or its Affiliates, such Investor Shareholder shall be entitled to exercise a Tag Along Right hereunder with respect to the same pro rata percentage as applicable to the other tag along transaction, at a price per Share and other material terms and conditions, subject to the Sale Requirements, that provide such Investor Shareholder with economic value for its Shares equivalent to that received by such Investor Shareholder or its Affiliates in the other tag along transaction taking into account all relevant factors and otherwise in accordance with this Section 3.5.
(b)Prior to any Transfer in connection with which an Investor Shareholder has a Tag Along Right pursuant to Section 3.5(a), and after satisfying its obligations pursuant to Section 3.3, DPL shall deliver to such Investor Shareholder a written notice (a “Tag Along Offer Notice”) of the proposed Transfer, which notice shall identify the Third-Party Purchaser, the aggregate number of Shares the Third-Party Purchaser has offered to purchase (including whether the Third-Party Purchaser will purchase all Shares proffered), the proposed price per Share and all other material terms and conditions of the proposed Transfer.
(c)An Investor Shareholder may exercise its Tag Along Right by delivering a written notice (a “Tag Along Election Notice”) of its election to do so within ten (10) Business Days following its receipt of a Tag Along Offer Notice (the “Tag Along Offer Period”). The Tag Along Election Notice shall specify the number of Shares such Investor Shareholder desires to Transfer. If the Third-Party Purchaser will purchase all Shares proffered, such amount may be up to (or less than) the number of Shares owned by such Investor Shareholder. If the Third-Party Purchaser will not purchase all Shares proffered, then such amount may be up to (or less than) the total Shares proposed to be purchased by the Third-Party Purchaser multiplied by such Investor Shareholder’s Pro Rata Percentage. In the event that an Investor Shareholder elects to transfer less than the maximum number of Shares it has a right to Transfer pursuant to this Section 3.5(c), DPL may Transfer such additional number of Shares to the Third-Party Purchaser as are equal to such difference.
(d)If an Investor Shareholder fails to deliver a Tag Along Election Notice within the Tag Along Offer Period, such Investor Shareholder shall be deemed to have waived its Tag Along Right with respect to such Transfer, and DPL may make the proposed Transfer without any further obligation to such Investor Shareholder; provided that (i) such Transfer must be effected at a price per Share that is no greater than the price per Share set forth in the Tag Along Offer Notice and on terms and conditions that are no more favorable, in the aggregate, to
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the seller of the Shares than the terms and conditions set forth in the Tag Along Offer Notice and (ii) such Transfer must be consummated within the Regulatory Approval Period. If such Transfer shall not have been consummated during the Regulatory Approval Period, all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to the Shares owned by the Shareholders shall again be in effect.
(e)In the event that an Investor Shareholder exercises its Tag Along Right pursuant to this Section 3.5, such Investor Shareholder shall take all actions as may be reasonably necessary to consummate the Tag Along Sale, including making such representations, warranties and covenants and entering into such definitive agreements as are customary for transactions of the nature of the proposed Transfer.
6.Change of Control. In the event that DPL or an Investor Shareholder desires to effect any transaction, or series of related transactions, that would result in a DPL Change of Control or an Investor Shareholder Change of Control, as applicable, then the provisions of Section 3.3, Section 3.4 and Section 3.5 shall apply equally to such indirect Transfer of Shares. For the avoidance of doubt, but subject in all cases to Section 3.7, no direct or indirect Transfer of any equity interests in DPL or Investor, as applicable, shall be subject to any transfer restrictions under this Agreement, including those set forth in Section 3.3, Section 3.4 and Section 3.5, unless such Transfer results in a DPL Change of Control or an Investor Shareholder Change of Control, as applicable.
7.Other Prohibited Transfers. Notwithstanding anything herein to the contrary, neither Shareholder shall directly or indirectly Transfer any Shares (a) to any Prohibited Transferee or (b) to the extent such Transfer would result in a violation of any contractual, governmental or regulatory arrangements or requirements of the Company or any of the Company’s Affiliates, including the Purchase Agreement. Whenever contractual, regulatory or governmental approval is required to effect a direct or indirect Transfer that would otherwise be permitted hereunder, the Parties agree to use commercially reasonable efforts to proactively obtain such approval.
8.Approved Transferee.
(a)Following satisfaction of its obligations pursuant to Section 3.3, a Selling Shareholder (other than DPL) may Transfer its Shares to a Third Party solely in compliance with this Section 3.8.
(b)At least thirty (30) days prior to entering into a definitive agreement with respect to the Transfer of Shares to a Third-Party Purchaser, a Selling Shareholder shall provide to DPL a list of potential purchasers. Within fifteen (15) Business Days of receiving such list, DPL shall provide written notice to the Shareholder of the Persons on such list that constitute Approved Transferees.
(c)Thereafter, the Investor Shareholder shall be free to Transfer all but not less than all of such Offered Shares to an Approved Transferee; provided that (i) the Transfer of such Offered Shares must be effected at a price equal to or higher than the price contained in the Offer Notice and on terms and conditions that are no less favorable, in the aggregate, to the Shareholder than the terms and conditions set forth in the applicable Offer Notice (excepting the inclusion of customary representations and warranties given to the proposed transferee that would not customarily be given to DPL), (ii) the Selling Shareholder must enter into a definitive agreement with respect to the Transfer of such Offered Shares within one hundred eighty (180) days following the expiration of the applicable Offer Period and (iii) the Transfer of such Offered Shares must be consummated within the Regulatory Approval Period. If the Transfer of such
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Offered Shares to an Approved Transferee has not been consummated within the Regulatory Approval Period, the Transferee of such Offered Shares shall again become subject to approval by DPL pursuant to this Section 3.8.
9.Binding Effect on Transferees. Notwithstanding anything herein to the contrary, prior to the Transfer by a Shareholder of Shares (or any other securities exercisable, exchangeable or convertible into Shares) to any Person (including an Affiliate), other than a Transfer of all outstanding Shares, the transferring Shareholder shall cause the transferee to execute and deliver such documents as may be necessary to make such Person a party hereto and pursuant to which such Person agrees to be bound by the same terms and conditions set forth herein effective on the date of the Transfer of the Shares. In the event that a Shareholder Transfers less than all of its Shares to a Third-Party Purchaser in accordance with this Article III, the Shareholders and the Company shall negotiate in good faith to amend this Agreement to the extent reasonably necessary to reflect the addition of such Shareholder.
10.Transfers In Third-Party Financing. Notwithstanding anything herein to the contrary, nothing in this Article III shall restrict any Investor Shareholder from Encumbering its Shares in connection with a third-party financing to be obtained by such Investor Shareholder. In addition, the Shareholders hereby agree to waive the rights such Shareholders have pursuant to Section 3.3 and Section 3.8 in connection with any exercise of remedies by any Pledgee that is party to such third-party financing, provided that any such Transfers shall be subject to all applicable Laws and any required third-party consents.
11.Qualifying Transferee. Any Qualifying Transferee shall have all of the rights and powers of Buyer under this Agreement; provided that, to the extent that an Investor Shareholder is required to hold a certain Pro Rata Percentage in order to maintain a right, such Qualifying Transferee shall receive and maintain such right only to the extent that it holds such Pro Rata Percentage. For the avoidance of doubt, Buyer shall not cease to have any rights under this Agreement solely as a result of a Transfer to a Qualifying Transferee, so long as Buyer continues to hold the Pro Rata Percentage required to maintain such rights.
Article IV

CAPITAL CONTRIBUTIONS; THIRD-PARTY INVESTORS
1.Issuance of Additional Shares. Except for Shares issued in accordance with Section 4.2 and Section 4.3, the Company shall not, and the Shareholders shall take all actions as may be reasonably necessary to ensure that the Company does not, issue any new Shares, or any securities convertible into Shares (“New Shares”), to any Person other than the Shareholders (such other Person, a “Third-Party Investor”) or to the Shareholders other than in accordance with their respective Pro Rata Percentages. For the avoidance of doubt, any New Shares issued in accordance with this Article IV shall be subject to the terms and conditions of this Agreement to the same extent as any Shares outstanding as of the date hereof.
2.Additional Capital Contributions.
(a)In the event that the Company or any of its Subsidiaries has additional funding needs, the Board may determine to request that the Shareholders make additional capital contributions to the Company or such Subsidiary (each, an “Additional Capital Contribution”) and authorize the issuance of New Shares in connection therewith (“ACC Shares”) in accordance with the procedures set forth in this Section 4.2. For the avoidance of doubt, neither Shareholder shall have any obligation to make Additional Capital Contributions to the Company pursuant to this Section 4.2; provided that Buyer shall have an obligation to fund its Proportionate
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Contribution Entitlement with respect to any Capital Call issued prior to December 31, 2026 up to an aggregate amount from Buyer (together with any capital contributions made by Buyer to Newco) equal to (i) $160,000,000 minus (ii) 30% of any Additional Capital Investment (as defined in the Purchase Agreement).
(b)If the Board determines to request that the Shareholders make Additional Capital Contributions to the Company, the Company shall, or shall cause its applicable Subsidiary to, issue a written request (a “Capital Call”) to each of the Shareholders for the making of such Additional Capital Contributions. The Capital Call shall specify (i) the book value per Share, (ii) the total amount of Additional Capital Contributions requested from all Shareholders, (iii) the total number of ACC Shares proposed to be issued to the Shareholders in connection therewith (which number shall be based on the book value per Share, in the event that each Shareholder elects to contribute all of its Shareholder’s Proportionate Contribution Entitlement, and fair market value as determined in accordance with Section 2.15(d)(iii), in the event that any Shareholder elects to contribute less than all of its Shareholders’ Proportionate Contribution Entitlement), (iv) the amount of the Additional Capital Contribution requested from each Shareholder (with respect to each Shareholder, its “Proportionate Contribution Entitlement”), (v) the number of ACC Shares proposed to be issued to each Shareholder in connection therewith and (vi) whether the purpose of such Capital Call is to fund Necessary Expenses required by the Company during the Contribution Option Period and which the Company reasonably anticipates are in excess of the funds reasonably available to the Company or its applicable Subsidiary from other sources, together with a brief description of any such Necessary Expenses and the other sources of funding considered but which were unavailable.
(c)The total amount of Additional Capital Contributions requested pursuant to a Capital Call and each Shareholder’s Proportionate Contribution Entitlement shall be calculated so as to ensure that, if each Shareholder made an Additional Capital Contribution in the full amount of its Proportionate Contribution Entitlement, the ACC Shares issued would not result in any change to either Shareholder’s Pro Rata Percentage. Each Shareholder acknowledges that by declining to make an Additional Capital Contribution pursuant to a Capital Call in the full amount of such Shareholder’s Proportionate Contribution Entitlement, its Pro Rata Percentage may be diluted in accordance with the terms of this Section 4.2, unless otherwise agreed by the Parties.
(d)Within forty-five (45) days following receipt of a Capital Call (the “Contribution Option Period”), each Shareholder shall send a written notice to the Company either (i) declining to make an Additional Capital Contribution pursuant to the Capital Call or (ii) agreeing to make part or all of the Shareholder’s Proportionate Contribution Entitlement and stating what portion of the Shareholder’s Proportionate Contribution Entitlement it shall make. Any Shareholder that does not send a notice within the Contribution Option Period shall be deemed to have declined to make any Additional Capital Contribution pursuant to the Capital Call.
(e)Within five (5) Business Days following the expiration of the Contribution Option Period, the Company shall give written notice (a “Contribution Notice”) to each Shareholder specifying (i) the amount of each Shareholder’s Proportionate Contribution Entitlement, (ii) the amount of the Additional Capital Contribution that each Shareholder agreed to make, and (iii) in the event that any Shareholder elects to contribute less than all of its Shareholder’s Proportionate Contribution Entitlement, the fair market value per Share and the corresponding total number of ACC Shares proposed to be issued to the Shareholders in connection with such Capital Call. In the event that one Shareholder does not elect to make an Additional Capital Contribution in the full amount of its Proportionate Contribution Entitlement (a “Non-Contributing Shareholder”) and the other Shareholder does elect to make an Additional
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Capital Contribution in the full amount of its Proportionate Contribution Entitlement (a “Contributing Shareholder”), then such Contributing Shareholder shall have the right to increase the amount of its Additional Capital Contribution to include all or any portion of the Non-Contributing Shareholder’s Proportionate Contribution Entitlement that the Non-Contributing Shareholder declined to make (such amount, a “Residual Contribution Amount”).
(f)Within ten (10) Business Days following receipt of a Contribution Notice showing a Residual Contribution Amount (the “Residual Exercise Period”), any Contributing Shareholder shall send a written notice to the Company either (i) declining to increase the amount of its Additional Capital Contribution to include any portion of the Residual Contribution Amount or (ii) exercising its right to increase its Additional Capital Contribution and stating the portion of the Residual Contribution Amount by which it desires to increase its Additional Capital Contribution. If such Shareholder does not send a notice within the Residual Exercise Period, it shall be deemed to have waived its right to increase the amount of its Additional Capital Contribution pursuant to Section 4.2(e).
(g)At the expiration of the Contribution Option Period or the Residual Exercise Period, as applicable, any Shareholder electing to make an Additional Capital Contribution pursuant to Section 4.2(d) and Section 4.2(f) (an “Electing Shareholder”) may make such Additional Capital Contribution and the Company may issue ACC Shares in connection therewith without any further obligation to any other Shareholder. Any Electing Shareholder shall make such Additional Capital Contribution within ten (10) Business Days following its receipt of a Contribution Notice or within ten (10) Business Days following the receipt of any and all required regulatory approvals, whichever is later (such date, the “ACC Deadline”), and the Company shall issue ACC Shares in connection therewith as promptly as practicable thereafter; provided, that, in the event that the making of such Additional Capital Contribution would result in an Investor Shareholder holding a twenty percent (20%) or greater direct interest in the Company (a “Deconsolidating Capital Call”), such Investor Shareholder shall be entitled to revoke its election to make an Additional Capital Contribution and shall have no obligation to make such Additional Capital Contribution, but such Investor Shareholder may elect to provide a shareholder loan to the Company in the amount required for such Deconsolidating Capital Call at the interest rate to be mutually agreed by Investor and the Company. In addition, and subject to the foregoing limitation in the event of any Deconsolidating Capital Call, the Company and any Electing Shareholder shall take all such other actions as may be reasonably necessary to complete such Additional Capital Contribution, including entering into such additional agreements as may be necessary or appropriate.
(h)With respect to any Capital Call to fund Necessary Expenses required by the Company during the Contribution Option Period and for which the Company reasonably anticipates are in excess of the funds reasonably available to the Company from other sources, any Shareholder may elect, or cause an Affiliate of such Shareholder, to contribute part or all of its and any other Shareholder’s Proportionate Contribution Entitlement of the Additional Capital Contributions in respect of the related request therefor (collectively, the “Emergency Advance”) and such Emergency Advance will be treated as a loan from such Shareholder or any Affiliate of such Shareholder to the Company, provided that a Shareholder must notify the other Shareholders in writing of the amount of such Emergency Advance at least five (5) Business Days prior to the contribution thereof. If a Shareholder or an Affiliate of such Shareholder has elected to contribute all or part of its or another Shareholder’s Proportionate Contribution Entitlement pursuant to this Section 4.2(h), upon contribution of the Proportionate Contribution Entitlement by each Shareholder as an Additional Capital Contribution, the Company shall pay directly to the Shareholder or an Affiliate of such Shareholder making the Emergency Advance an amount equal to the Emergency Advance made by such Shareholder or an Affiliate of such Shareholder plus an additional amount of interest thereon equal to ten percent (10%) per annum
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from the date of the Emergency Advance to the date of repayment of such Emergency Advance, and, provided, further, if the other Shareholders do not elect to contribute to the Company its Pro Rata Percentage of the amount of the Emergency Advance (together with interest thereon as aforesaid), then the amount such Shareholder or an Affiliate of such Shareholder has contributed (including both its and any other Shareholders’ portion thereof), including interest thereon as aforesaid, will be designated as an Additional Capital Contribution and the Company may issue ACC Shares in connection therewith without any further obligation to any other Shareholder.
3.Third-Party Investors.
(a)In the event that, following the ACC Deadline, the Company has not received Additional Capital Contributions from the Shareholders in the full amount of the Additional Capital Contributions requested pursuant to a Capital Call, the Board may, in accordance with Section 2.8, authorize the Company to seek additional equity funds from Third-Party Investors in an amount up to the difference between the total Additional Capital Contributions requested and the total Additional Capital Contributions received, and to issue New Shares to Third-Party Investors in connection therewith pursuant to this Section 4.3.
(b)If the Board determines to seek additional equity funds from and issue New Shares to Third-Party Investors pursuant to Section 4.3(a), (i) the Company must enter into a definitive agreement with respect to such issuance within one hundred eighty (180) days following the ACC Deadline and (ii) such issuance must be completed within the Regulatory Approval Period. If such issuance has not been completed within the Regulatory Approval Period, the Company shall not thereafter issue any New Shares to Third-Party Investors without first complying with all of the provisions of Section 4.2. Upon completion of any such issuance of New Shares to a Third-Party Investor, the Company shall give written notice to the Shareholders of such issuance, which notice shall specify (x) the total number of New Shares issued, (y) the price per Share at which the Company issued the New Shares and (z) any other material terms of the issuance.
(c)In the event that the Company issues New Shares to one or more Third-Party Investors pursuant to this Article IV, the Shareholders and Company shall negotiate in good faith to amend this Agreement to the extent reasonably necessary to reflect such additional Shareholders.
Article V

DIVIDENDS
1.Dividends. Except as otherwise provided herein, and subject to Section 2.9(a) and the OGCL, dividends on Shares shall be made if and at such times and in such amounts as the Board shall determine by the affirmative vote of a majority of the Directors present at a duly convened meeting of the Board at which a quorum is present. All dividends on Shares shall be made in cash. Any dividends on Shares shall be subject to the maintenance by the Company of working capital requirements and prudent reserves (as determined by the Board), including reserves for the payment of future expenses, costs, capital requirements and other obligations of the Company, and subject to applicable fiduciary duties, law (including the OGCL), regulatory requirements and the terms of any agreements providing for debt financing in respect of the Company. All dividends on Shares shall be paid to each Shareholder in accordance with its Pro Rata Percentage, provided that, in the case of dividends on Shares to be paid in respect of any fiscal quarter during which the Pro Rata Percentages of the Shareholders changed, such dividends shall be prorated to reflect the Pro Rata Percentage of each Shareholder on each day of such fiscal quarter, and the Company and the Shareholders shall take such action
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as necessary to effectuate such proration. Prior to making any dividend, the Company and its Subsidiaries will verify that the proposed dividends are permitted under all financing and other related corporate documents and legal and regulatory requirements.
2.Timing of Dividends. The Company and its Subsidiaries will pay dividends on a quarterly basis on or close to periods that align with such time that regular Board meetings are held, subject to available cash.
3.Limitations on Dividends. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a dividend to any Shareholder on account of its Shares if such dividend would violate the OGCL or other applicable law or any of the terms of any agreements in respect of the Company.
Article VI

INFORMATION RIGHTS
1.Books and Records.
(a)The books and records (including Tax Returns and any supporting work papers and other documentation related thereto) of the Company shall be maintained at the principal offices and place of business of the Company. The Shareholders shall have the right to, at reasonable times during normal business hours and upon reasonable notice, (i) inspect the books and records (including Tax Returns and any supporting work papers and other documentation related thereto) of the Company and its Subsidiaries and (ii) meet and consult with officers and other management employees of the Company and its Subsidiaries regarding their business and activities. Upon reasonable notice, the Company shall also provide each Shareholder with access to such other information relating to the Company and its Subsidiaries or their respective operations as such Shareholder may reasonably request from time to time.
(b)Notwithstanding the foregoing, the Company shall not be obligated to provide to the Shareholders any record or information (i) relating to the negotiation and consummation of the transactions contemplated by this Agreement and the Purchase Agreement, including confidential communications with financial and other advisors and legal counsel representing the Company or its Affiliates, (ii) that is subject to an attorney-client or other legal privilege, (iii) relating to any joint, combined, consolidated or unitary Tax Return that includes AES or any of its Subsidiaries (other than the Company and its Subsidiaries) (or any supporting work papers or other documentation related thereto), so long as each Shareholder receives a Tax Return or comparable documentation or material Tax information that relates solely to the Company or DP&L or their respective Subsidiaries and contains all material Tax information relating to the Company or DP&L or their respective Subsidiaries (as applicable) found in any other Tax Return filed by AES in respect of the Company or DP&L or their respective Subsidiaries for the corresponding period or (iv) the provision of which would violate any applicable law or regulatory requirements.
(c)Each Shareholder shall reimburse the Company for all costs and expenses incurred by the Company in connection with such Shareholder’s inspection and information rights pursuant to this Section 6.1.
2.Financial Reports. In addition to responding to any requests for information pursuant to Section 6.1, the Company shall provide to each Shareholder (i) on an annual basis, within ninety (90) days following the end of each fiscal year of the Company, an audited balance sheet and related statement of operations and statement of cash flow of DP&L,
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and an audited balance sheet and related statement of operations and statement of cash flow of the Company, in each case prepared in accordance with GAAP; provided, however, that the Company may provide unaudited financial statements in lieu of audited financial statements if the Company provides a certificate to the effect that the Company’s sole material business activities consist of ownership of the Newco Shares, provided, further, that the foregoing proviso shall not apply in the event that audited financial statements of the Company are requested by any lender or prospective lender in connection with a third party financing to be obtained by Buyer or its Qualifying Transferee, such audited financial statements to be prepared and provided at Buyer’s or its Qualifying Transferee’s sole cost and expense, (ii) on a quarterly basis, within forty-five (45) days following the end of each fiscal quarter of the Company, an unaudited balance sheet and related statement of operations and statement of cash flow of DP&L, and an unaudited balance sheet and related statement of operations and statement of cash flow of the Company, in each case prepared in accordance with GAAP, (iii) as soon as reasonably practicable, but in any event within thirty (30) days, following the end of each fiscal quarter ended March 31 and September 30, a financial model in a form consistent with the financial model provided to Buyer prior to the date hereof or otherwise reasonably acceptable to each Shareholder, which financial model shall include projections for a period of at least ten (10) years and all applicable updates through the end of the most recently ended fiscal quarter (it being understood that the March 31 financial model may reflect only material changes from the prior September 30 financial model), and (iv) a monthly operating form, in the form attached hereto as Exhibit H, which form may be amended from time to time with the prior written consent of Buyer and the Company.
Article VII

CONFIDENTIALITY
1.Confidential Information. The Company and each Shareholder shall, and shall cause their respective Affiliates and Representatives to, keep confidential any information which it may have or acquire before or after the date of this Agreement, including any information acquired pursuant to Article VI, concerning the Company and its assets, business, operations, affairs, financial condition or prospects or concerning another Shareholder or this Agreement (such information, “Confidential Information”).
2.Non-Disclosure. Neither the Company nor any Shareholder shall use any Confidential Information in any manner detrimental to the Company or any Shareholder nor shall any of them disclose, publish or make accessible, directly or indirectly, any Confidential Information to any Person. In addition, the Company and each Shareholder shall exercise all reasonable efforts to prevent any other Person from gaining access to such Confidential Information and take such protective measures as may be or become reasonably necessary to preserve the confidentiality of such Confidential Information.
3.Exceptions. Notwithstanding Section 7.1 and Section 7.2, the Company and each Shareholder may disclose Confidential Information:
(a)to any Representative of the Company or such Shareholder; provided that such Representative has a need to know and has been informed of the confidential nature of the information pursuant to Section 7.4;
(b)to the extent required by (i) any applicable law, rule or regulation of any governmental authority or regulatory agency (including any rule or regulation of the Securities and Exchange Commission), (ii) any stock exchange rule or regulation or (iii) any binding judgment, order or requirement of any court or other governmental authority of competent
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jurisdiction; provided that the Company or such Shareholder, as the case may be, has delivered written notice to and consulted, to the extent practicable, with the other Parties prior to disclosure of such Confidential Information;
(c)to any prospective purchaser of Shares, or of any other interest in the Company and the advisors and financiers of any such Person; provided that confidentiality undertakings are obtained that are no less restrictive than those set forth in this Article VII;
(d)to the extent necessary for the performance of the Purchase Agreement or any exercise by a Party of its rights thereunder or hereunder; or
(e)to the extent such Confidential Information becomes available within the public domain (other than as a result of a breach of this Article VII).
4.Representatives Bound. Each Party shall inform any Representative to whom it provides Confidential Information that such information is confidential and shall instruct them (a) to keep such Confidential Information confidential and (b) not to disclose it to any Third Party (other than those Persons to whom such Confidential Information has already been disclosed in accordance with the terms of this Agreement). The disclosing Party shall be responsible for any breach of this Article VII by the Person to whom the Confidential Information is disclosed.
5.Survival. Notwithstanding anything herein to the contrary, the provisions of this Article VII shall survive the termination of this Agreement for a period of three (3) years and, with respect to each Shareholder, shall survive for a period of three (3) years following the date on which such Shareholder is no longer a Shareholder.
Article VIII

TAX MATTERS
1.Tax Matters. AES is hereby designated the “Tax Matters Shareholder” of the Company and DP&L and their Subsidiaries. Except as otherwise provided in this Agreement or the Tax Allocation Agreement (including, for the avoidance of doubt, Section 7 of the Tax Allocation Agreement), the Tax Matters Shareholder may, in its sole discretion, make or refrain from making any Tax elections allowed under applicable Law or engaging in any Tax planning for the Company, DP&L or any of their Subsidiaries; provided, that if the Tax Matters Shareholder reasonably believes that an Investor Shareholder is reasonably likely to be materially adversely affected, the Tax Matters Shareholder shall consult with such Investor Shareholder in good faith before (a) making or refraining from making such Tax elections or (b) engaging in any Tax planning outside the ordinary course of business relating solely to the Company, DP&L or any of their Subsidiaries and that results in a Tax detriment thereto. The Tax Matters Shareholder shall prepare and file or cause to be prepared and filed any Tax Return required to be filed by or with respect to the Company, DP&L or any of their Subsidiaries. Notwithstanding any other provision of this Agreement and except as otherwise provided in the Tax Allocation Agreement (including, for the avoidance of doubt, Section 7 of the Tax Allocation Agreement), the Tax Matters Shareholder shall be entitled to control in all respects, and, unless an Investor Shareholder is reasonably likely to be materially adversely affected by the applicable Tax Proceeding, no Investor Shareholder or its Affiliates shall have the right to participate in, any Tax Proceeding with respect to any Tax Return of the Company, DP&L or any of their Subsidiaries.
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2.Cooperation. Each Investor Shareholder shall, and shall cause its Affiliates to, provide to AES and its Subsidiaries (including the Company and DP&L) such cooperation, documentation and information as any of them reasonably may request in connection with (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or (iii) preparing for or conducting any Tax Proceeding. The Company shall reimburse each Shareholder for reasonable out of pocket costs and expenses incurred in connection therewith.
3.Withholding.
(a)The Company and DP&L may withhold and pay over to the U.S. Internal Revenue Service (“IRS”) (or any other relevant Tax authority) such amounts as it is required to withhold or pay over, pursuant to the Code or any other applicable law, on account of a Shareholder, including in respect of distributions made pursuant to Section 5.1, and, for the avoidance of doubt, the amount of any such distribution or other payment to a Shareholder shall be net of any such withholding. However, no withholding shall be made on the first payment to Buyer after the Closing unless the Company and DP&L give Buyer thirty (30) days’ prior notice. To the extent that any amounts are so withheld and paid over, such amounts shall be treated as paid to the Person(s) in respect of which such withholding was made. To the extent that a Shareholder claims to be entitled to a reduced rate of, or exemption from, a withholding Tax pursuant to an applicable income Tax treaty, or otherwise, the Shareholder shall furnish the Company or DP&L, as applicable, with such information and forms as such Shareholder may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding Tax agents. Each Shareholder agrees that if any information or form provided pursuant to this Section 8.3(a) expires or becomes obsolete or inaccurate in any respect, the Shareholder shall update such form or information or promptly notify the Company or DP&L, as applicable, in writing of its inability to do so. In the event of any change in applicable law after the date of Closing that changes the rate or basis of withholding applicable to any payment made to or on account of Buyer, including in respect of distributions made pursuant to Section 5.1, the Company or DP&L, as the case may be, shall notify Buyer of such change in rate or basis of withholding at least fifteen (15) Business Days prior to making any such payment.
(b)Notwithstanding anything to the contrary in this Agreement, at the Closing and from time to time as reasonably requested by the Company, Buyer shall provide to the Company a properly completed IRS Form W-9 sufficient to establish Buyer’s U.S. federal Tax status for purposes of Chapter 3 and Chapter 4 of the Code.
(c)Each Shareholder represents and warrants that any such information and forms furnished by such Shareholder shall be true and accurate and agrees to indemnify the Company from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding Taxes.
Article IX

FINANCING MATTERS
1.Credit Rating; Use of Proceeds.
(a)The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause DP&L to achieve a long-term issuer credit rating no lower than Baa1 or BBB+ by two of Moody’s Investors Service Inc. or its successor, S&P Global Market Intelligence LLC or its successor and Fitch Ratings, Inc. or its successor; and DPL shall use
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commercially reasonable efforts to achieve an investment-grade long-term issuer credit rating, in each case, no later than December 31, 2026, and, in each case, DPL or the Company, as applicable, shall use commercially reasonable efforts to maintain such rating thereafter, provided that, any actions reasonably taken by DPL or the Company or its Subsidiaries to respond to an adverse outcome relating to any Retained Actions or Proceedings (as defined in the Purchase Agreement) shall be deemed to be commercially reasonable efforts for purposes of this Section 9.1(a).
(b)DPL hereby agrees to use the proceeds received by DPL from Buyer in connection with the consummation of the transactions contemplated by the Purchase Agreement and the Newco Purchase Agreement to repay or redeem the Notes in full (to the extent such Notes remain outstanding as of the date hereof) no later than the later of (i) sixty (60) days after the date hereof and (ii) April 30, 2025, and DPL hereby agrees not to use any excess proceeds (after repaying or redeeming the Notes in full) to fund any dividends or distributions to its parent. Following any such repayments or redemptions, DPL shall deliver documentation to Buyer documenting such repayments or redemptions.
2.Financing Support.
(a)The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide, at Buyer’s sole expense, such customary cooperation as is reasonably requested in writing by Buyer in connection with the arrangement and consummation of any third-party debt financing to be obtained by Buyer or its Affiliates in connection with Buyer’s investment in the Company (the “Buyer Financing”), which requested cooperation may include; (i) upon reasonable notice and at reasonable times and locations, causing the appropriate members of senior management of the Company to assist in preparation of customary materials for and participate in a reasonable number of meetings, presentations and road shows with arrangers or agents, prospective lenders and other investors and sessions with rating agencies and accountants and due diligence sessions (in each case which may be telephonic or virtual meetings or sessions) and otherwise provide reasonable and customary cooperation with the marketing and due diligence efforts for the Buyer Financing, (ii) providing, and using commercially reasonable efforts to cause its independent accountants to cooperate with such third party financing, including by providing to Buyer, customary comfort letters, financial information relating to the business and operations of the Company and its Subsidiaries necessary for Buyer to prepare any offering memorandum, bank book, lender presentation, rating agency presentation or other marketing materials, customary consents to the inclusion of audit reports and financial information in financing materials and other supporting documents reasonably requested by Buyer, (iii) assisting Buyer in obtaining customary consents with respect to the granting of Encumbrances and the assignment of rights to its third-party financing sources or prospective third-party financing sources, which such consents, Encumbrances or assignments shall not be effective until the effectiveness of the date of funding under the Buyer Financing, (iv) taking such actions as are reasonably requested by Buyer or its third-party financing sources to facilitate the satisfaction on a timely basis of those conditions precedent to obtaining such third-party financing which are within the Company’s control, which may include the execution of customary closing certificates, (v) to the extent the Buyer Financing involves an underwritten offering of debt securities, and solely to the extent requested by the underwriters in such offering, entering into to customary underwriting or purchase agreements and making customary representation and warranties with respect to the Company and the information about the Company included in any offering memorandum or other marketing materials and providing customary indemnification with respect to any material misstatements or omission with respect to such information and (vi) providing reasonable and customary assistance to Buyer in the preparation of customary rating agency presentations, lender presentations, offering memorandum, bank information memoranda or syndication memoranda, ratings agency
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presentations (including executing customary authorization and representation letters authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors (provided that such presentations, documents and memoranda shall (x) be provided only to those lenders or investors that affirmatively agree (which may be via customary “click-through” action) to keep such information confidential and (y) include customary language with respect to the exculpation of the Company, each of its Subsidiaries and their respective Representatives and Affiliates from all liability in connection with the unauthorized use or misuse by the recipients thereof)). For the avoidance of doubt, Buyer will lead, and is responsible for, any third-party financing to be obtained by Buyer, including soliciting, selecting and engaging any third-party financing sources and in no event shall the Company or any of its Subsidiaries be required to make any material decision or determine the strategy with respect to such third-party financing.
(b)Notwithstanding the foregoing, (i) any requested cooperation pursuant to Section 9.2(a) shall not unreasonably interfere with the business or the operations of the Company or its Subsidiaries, (ii) nothing in this Section 9.2 shall require cooperation to the extent that it would (A) subject any of the Company’s or its Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability with respect to matters related to the Buyer Financing, except in the case of fraud or (B) (x) conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any applicable law or (y) result or reasonably be expected to result in a violation or breach of, or a default under, any contractual obligation to which the Company or any of its Subsidiaries is a party, (iii) neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee, underwriting fee, placement agent fee or other similar fee or incur or assume any actual out of pocket cost or expense, (iv) none of the Company, its Subsidiaries, or their respective Representatives shall be required to execute, deliver, or enter into, or perform any agreement, certificate (including any solvency certificate), document, or instrument with respect to the Buyer Financing or deliver any legal opinion (other than any agreement contemplated by Section 9.2(a)(v) or the execution and delivery of any customary authorization letters and representation letters to the extent required under Section 9.2(a)), (v) neither the Company nor any of its Subsidiaries shall be required to take any action or disclose any information that would jeopardize any attorney-client, attorney work product, or other legal privilege or violate any confidentiality obligation and (vi) nothing in this Section 9.2 shall require cooperation to the extent that such action would waive or amend any terms of this Agreement, and (vii) nothing in this Section 9.2 shall require the Company or its Subsidiaries to prepare any financial statements (other than as currently prepared in the ordinary course of business or pro forma financial statements which may be necessary as a result of any material acquisition or disposition).
(c)Buyer agrees to indemnify and hold harmless the Company, its Subsidiaries, and their respective Representatives promptly upon delivery of a reasonably detailed invoice from losses, damages, claims, judgments, fines, penalties, interest, and awards such Persons may incur in connection with the Buyer Financing (including the arrangement or obtaining thereof) or the performance of their respective obligations under this Section 9.2 and the provision of any information utilized in connection with the Buyer Financing (including the reasonable and documented out-of-pocket costs and expenses of counsel), except to the extent arising from the bad faith, intentional misconduct, intentional or willful misrepresentation or fraud of the Company, its Subsidiaries and their respective Representatives, as determined in a final, non-appealable judgment of a court of competent jurisdiction (it being understood and agreed that such Subsidiaries and Representatives shall be express third-party beneficiaries of this sentence), and Buyer’s obligations in this Section 9.2(c) shall survive any termination or expiration of this Agreement. Buyer agrees to promptly following delivery of documentation evidencing such cost and expenses from the Company, reimburse the Company, its Subsidiaries
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and their respective Representatives for all reasonable and documented out-of-pocket costs incurred by them in connection with the cooperation contemplated by this Section 9.2.
(d)Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that the Company’s breach of any of the covenants required to be performed by it under this Section 9.2 shall not be considered a basis for the termination of this Agreement by Buyer.
(e)All Confidential Information obtained by Buyer pursuant to this Section 9.2 or otherwise in connection with the Buyer Financing shall be kept confidential in accordance with the terms of this Agreement; provided, that Buyer may contact prospective third party financing sources in connection with the Buyer Financing and provide such non-public, confidential information to potential third party financing sources that agree to use and preserve the confidentiality of such information in a manner substantially consistent with the terms of this Agreement and for which the Company is an express third-party beneficiary.
(f)Each of Buyer and DPL shall keep the Company and DPL or Buyer, as applicable, reasonably apprised in writing, of any current or contemplated financing efforts sought or contemplated by Buyer or DPL, as applicable, and to coordinate on the timing, amount and terms of such financings.
Article X

REPRESENTATIONS AND WARRANTIES
1.Shareholder Representations and Warranties. Each Shareholder hereby represents and warrants, severally and not jointly, to the Company and to the other Shareholder as follows:
(a)The Shareholder possesses all requisite capacity, power and authority necessary to enter into this Agreement and to carry out the terms and provisions hereof and the transactions contemplated hereby.
(b)The execution and delivery of this Agreement, and the performance by the Shareholder of its obligations hereunder, have been duly authorized by the Board of Directors or other similar governing body of the Shareholder and upon due authorization, execution and delivery by the other Parties, will constitute the valid and legally binding agreement of the Shareholder, enforceable in accordance with its terms against the Shareholder, except as enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (ii) the rules governing availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(c)The execution, delivery and performance of this Agreement by the Shareholder does not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, lease or other agreement, license, permit, franchise or certificate, to which the Shareholder is a party or by which it is bound or to which any of its properties are subject, or require any authorization or approval under or pursuant to any of the foregoing, or violate the Organizational Documents of the Shareholder, or violate in any material respect any statute, regulation, law, order, writ, injunction or decree to which the Shareholder is subject.
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(d)The Shareholder understands that the Shares have not been, and any New Shares issued pursuant to this Agreement will not be (unless otherwise agreed by the Parties), registered under the Securities Act and, if and to the extent the Securities Act applies, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available and pursuant to registration or qualification (or exemption therefrom) under applicable state securities laws. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the Company and the merits and risks of an investment in the Shares, and the Shareholder has the ability to bear the economic risk of its investment in the Shares. The Shareholder has been given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of, and other matters pertaining to, this investment, and has had access to such financial and other information concerning the Company as it has considered necessary to make a decision to invest in the Company and has availed itself of this opportunity to the full extent desired.
2.Company Representations and Warranties. The Company hereby represents and warrants to each Shareholder as follows:
(a)The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Ohio.
(b)The Company possesses all requisite capacity, power and authority necessary to enter into this Agreement and to carry out the terms and provisions hereof and the transactions contemplated hereby.
(c)The execution and delivery of this Agreement, and the performance by the Company of its obligations hereunder, have been duly authorized by the Board and upon due authorization, execution and delivery by the other Parties, will constitute the valid and legally binding agreement of the Company, enforceable in accordance with its terms against the Company, except as enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (ii) the rules governing availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Article XI

TERM AND TERMINATION
1.Term. This Agreement shall take effect immediately upon the Closing and shall remain in effect until it is terminated pursuant to Section 11.2.
2.Termination. This Agreement shall terminate upon the earliest of (a) the mutual written consent of all of the Parties hereto, (b) the date on which only one or none of the Shareholders holds any Shares or (c) the dissolution, liquidation or winding up of the Company; provided, however, that Article VIII, Article IX, Article X and Article XII shall survive any such termination of this Agreement and Article VII shall survive any such termination in accordance with its terms; and provided, further, that the rights of any Party with respect to a breach of any provision hereof, and any obligation accrued as of the date of termination, shall survive termination of this Agreement.
3.Termination of Certain Rights. Except as otherwise provided in this Agreement, the rights and obligations hereunder of each Shareholder will terminate with respect to such Shareholder at such time when it no longer meets the definition of a Shareholder under
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this Agreement; provided, however, that the rights of any Shareholder with respect to a breach of any provision hereof, and any obligation accrued as of the date of termination, shall survive termination of this Agreement.
Article XII

MISCELLANEOUS
1.Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement and understanding of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements and understandings between the Parties hereto with respect to such subject matter.
2.Further Actions; Cooperation. Each of the Parties agrees to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable in connection with the transactions contemplated by this Agreement.
3.Organizational Documents. Subject to the OGCL and any other applicable law, each of the Parties agrees to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to ensure that the Company’s Organizational Documents are at all times consistent with the provisions of this Agreement. Each of the Shareholders agrees that, during the term of this Agreement, it shall not vote, or act by written consent with respect to, any Shares Beneficially Owned by it in favor of any change to the Company’s Organizational Documents that would be inconsistent with any provision hereof.
4.Costs and Expenses. Except as otherwise expressly provided herein, all legal and accounting costs, charges and expenses (including Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses. Notwithstanding the foregoing, should any litigation be commenced between the Parties or their Representatives concerning any provision of this Agreement or the rights and duties of any Person hereunder, the Party or Parties prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, the reasonable attorneys’ fees and other litigation costs incurred by reason of such litigation.
5.Notices. All notices, requests, consents and other communications under this Agreement must be in writing and shall be deemed to have been duly given and effective (a) immediately (or, if not delivered or sent on a Business Day, the next Business Day) if delivered or sent and received by electronic mail and if hard copy is delivered by overnight delivery service the next Business Day, (b) on the date of delivery if by hand delivery (or, if not delivered on a Business Day, the next Business Day) or (c) on the first Business Day following the date of dispatch (or, if not sent on a Business Day, the next Business Day after the date of dispatch) if by a nationally recognized overnight delivery service (all fees prepaid). All notices shall be delivered to the following addresses, or such other addresses as may hereafter be designated in writing by such Party to the other Parties:
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(a)If to Buyer:
Caisse de dépôt et placement du Québec, on behalf of Astrid Holdings LP
1000, Place Jean-Paul-Riopelle
Montréal (Québec) H2Z 2B3
Attention: Frédéric Lesage; Olivier Roy Durocher
Email: flesage@cdpq.com; oroydurocher@cdpq.com
With copies (which shall not constitute notice) to:
Caisse de dépôt et placement du Québec
1000, Place Jean-Paul-Riopelle
Montréal (Québec) H2Z 2B3
Attention: Sophie Gallizioli
Email: sgallizioli@cdpq.com; affairesjuridiques@cdpq.com

Mayer Brown LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Paul Astolfi; Elena Rubinov
Email: pastolfi@mayerbrown.com; erubinov@mayerbrown.com
(b)If to DPL:
DPL LLC
1065 Woodman Drive
Dayton, Ohio 45432
Attention: Brian Hylander
Email: brian.hylander@aes.com
With a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
Attention: Pankaj K. Sinha
Email: pankaj.sinha@skadden.com
(c)If to the Company:
AES Ohio Investments, Inc.
1065 Woodman Drive
Dayton, Ohio 45432
Attention: Brian Hylander
Email: brian.hylander@aes.com
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With a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, DC 20005
Attention: Pankaj K. Sinha
Email: pankaj.sinha@skadden.com
6.Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.
7.Assignment; Third-Party Beneficiaries. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the Parties. Neither Shareholder, nor the Company, shall purport to assign or Transfer all or any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in this Agreement in whole or in part except with respect to a Transfer in accordance with the terms of this Agreement. This Agreement is not intended to confer any rights or remedies hereunder upon any other Person except the Parties, it being for the exclusive benefit of the Parties and their respective successors and permitted assigns; except that the provisions of Article VIII will inure to the benefit of AES. Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
8.Amendments. This Agreement may be amended, modified or supplemented, with respect to any of the terms contained in this Agreement, only by written agreement (referring specifically to this Agreement) signed by or on behalf of all of the Parties; provided, however, that the Company shall amend this Agreement pursuant to Section 1.2 without any further action by the Parties as necessary to reflect accurately the information therein and to add any other Persons who acquire Shares.
9.Waiver. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in an instrument in writing specifically referring to this Agreement and executed and delivered by the Party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The rights and remedies of the Parties under this Agreement are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.
10.Interpretation.
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(a)When a reference is made in this Agreement to an Article, Section, clause or Exhibit, such reference shall be to an Article, Section or clause of, or Exhibit to, this Agreement unless otherwise indicated, and the words “Agreement,” “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits) and not merely to the specific section, paragraph or clause in which such word appears. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and do not in any way affect the meaning or interpretation of this Agreement. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, shall be deemed to refer to April 4, 2025. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. Unless otherwise expressly provided herein, references to any agreement or document shall be a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include reference to all exhibits, schedules and other documents or agreements attached thereto or incorporated therein, including waivers or consents. Unless otherwise expressly provided herein, references to any Person include the successors and permitted assigns of that Person. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. As used in this Agreement: (i) the term “including” and words of similar import mean “including, without limitation” unless otherwise specified, (ii) “$” and “dollars” refer to the currency of the United States of America, (iii) “or” shall include both the conjunctive and disjunctive and (iv) “any” shall mean “one or more.” Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days.
(b)The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(c)No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.
11.Governing Law. This Agreement, the legal relations between the Parties hereto and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the State of New York, without regard to applicable choice of law provisions thereof.
12.Specific Performance. The Parties agree that irreparable harm would occur and the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, all in accordance with Section 12.18. The Parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other undertaking or security in connection therewith. Each Party further agrees that (a) by seeking any remedy provided in this Section 12.12, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement and (b) nothing contained in this Section 12.12 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 12.12 prior to exercising any other right under this Agreement.
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13.Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute one (1) and the same Agreement.
14.Recapitalizations, Exchanges, Etc.; New Shares. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Shares and to any and all equity or debt securities of the Company or any successor or assign of the Company (whether by merger, consolidation, Transfer of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, such Shares and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.
15.Corporate Opportunities. The Company and each Shareholder expressly acknowledge and agree that (a) neither of the Shareholders nor any of their respective Affiliates or Representatives shall have any duty to communicate or present an investment or business opportunity to the Company in which the Company may, but for the provisions of this Section 12.15(a), have an interest or expectancy (a “Corporate Opportunity”), and (b) neither of the Shareholders nor any of their respective Affiliates or Representatives (even if such Person is also an officer or Director of the Company) shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company expressly renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company.
16.Public Announcements.
(a)No public announcement or press release in connection with the execution or subject matter of this Agreement or the acquisition or disposition of Shares by any Person shall be made or issued by or on behalf of any Party without the prior written approval of the Shareholders, which approval shall not be unreasonably withheld.
(b)If a Party is required to make or issue any announcement required by law or any stock exchange or by any governmental authority, such Party shall give the other Parties reasonable opportunity to comment on such announcement or release before it is made or issued (provided that opportunity to comment shall not have the effect of preventing the Party making the announcement or release from complying with its disclosure obligations).
17.Legends.
(a)In addition to any other legend that may be required, each Share certificate issued to any Shareholder shall bear a legend in substantially the following form:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR AN EXEMPTION THEREFROM IS AVAILABLE.
THE SALE, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS OF AN AGREEMENT AMONG THE COMPANY, THE HOLDER HEREOF OR
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HIS PREDECESSOR IN INTEREST, AND OTHER SHAREHOLDERS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE COMPANY.
THIS CERTIFICATE EVIDENCES SHARES IN THE COMPANY AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT FROM TIME TO TIME IN THE STATE OF NEW YORK AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW AND NOT INCONSISTENT THEREWITH, ARTICLE 8 OF EACH OTHER APPLICABLE JURISDICTION.
(b)If any Shares are registered under the Securities Act, then the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Shares without the first sentence of the legend set forth above endorsed thereon. If any Shares cease to be subject to any and all restrictions on Transfer set forth in this Agreement, the Company, upon the written request of the holder thereof, shall issue to such holder a new certificate evidencing such Shares without the second and third sentences of the legend set forth above endorsed thereon.
18.Dispute Resolution.
(a)Except as otherwise provided by this Agreement, any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof (which breach or alleged breach by a Party remains uncured within ten (10) Business Days after receipt of written notice thereof from another Party) or the validity or termination hereof (a “Dispute”) shall first be settled as far as possible by negotiations between the parties to the Dispute, in the form of meetings between senior-management level representatives of such parties, upon the written request by any such party to the other parties to the Dispute.
(b)If the parties to the Dispute are unable for any reason to resolve a Dispute within thirty (30) days after receipt by any Party of written notice of a Dispute, then any Party may submit the Dispute to arbitration to be finally and exclusively resolved under the Arbitration Rules of the International Chamber of Commerce then in effect (the “Rules”), except as modified herein. There shall be three (3) arbitrators. If there are two (2) parties to the Dispute, each of the parties to the Dispute shall nominate one (1) arbitrator in accordance with the Rules. If there are more than two (2) parties to the Dispute, the arbitrators shall be nominated in accordance with the Rules; provided, however, that any Party and its Affiliates shall be entitled to nominate only one (1) such arbitrator. The arbitrators so nominated, once confirmed by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”), shall nominate an additional arbitrator to serve as chairman, such nomination to be made within fifteen (15) days of the confirmation by the ICC Court of the second arbitrator. If the initial arbitrators shall fail to nominate an additional arbitrator within such fifteen (15) day period, such additional arbitrator shall be appointed by the ICC Court. The arbitrators shall be required to submit a written statement of their findings and conclusions. Except as otherwise agreed by the parties to such Dispute, exclusive venue of arbitration shall be New York, New York, and the language of the arbitration shall be English and each of the Parties hereby submits to the non-exclusive jurisdiction of the state and federal courts located in New York, New York for preliminary relief in aid of arbitration and for the enforcement of any arbitral award. By agreeing to arbitration, the
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Parties do not intend to deprive any national court of its jurisdiction to issue any pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings.
(c)None of the Parties or the arbitrators shall select any arbitrator for the arbitral tribunal who has any interest in the Dispute or who has, or within the immediately preceding five (5) years has had, any economic or other relationship with any party to the Dispute.
(d)The arbitrators shall not have the right to award consequential, incidental, indirect, special, treble, multiple or punitive damages. The arbitral tribunal shall not be empowered to decide any dispute ex aequo et bono or amiable compositeur. The arbitration award shall be decided by majority opinion and issued in writing in the English language and shall state the reasons upon which it is based. It may be made public only with the consent of each participating Party or as may be required by law or regulatory authority or as necessary for enforcement of such award. The arbitrators shall allocate the fees and costs of the arbitration. The losing Party(ies) shall pay the prevailing Party(ies)’ attorney’s fees and costs and the costs associated with the arbitration, including the expert fees and costs and the arbitrators’ fees and costs borne by the prevailing Party(ies), all as determined by the arbitrators. Each Party shall bear its own fees and costs until the arbitrators determine which, if any, Party is the prevailing Party(ies) and the amount that is due to such prevailing Party(ies).
(e)The award rendered by the arbitrators shall be final and binding on the participating Parties and shall be the sole and exclusive remedy between and among the participating Parties regarding any claims, counterclaims, issues or accounting presented to the arbitral tribunal. The award shall be issued no later than one hundred twenty (120) days from the signing or ratification of the Terms of Reference (as defined in the Rules) or as soon thereafter as practicable. The award shall be paid within thirty (30) days after the date it is issued and shall be paid in U.S. Dollars in immediately available funds, free and clear of any liens, Taxes or other deductions. A judgment confirming or enforcing such award may be rendered by any court of competent jurisdiction.
(f)The arbitration shall be confidential. No Party may disclose the fact of the arbitration, any award relating thereto or any settlement relating to any Dispute without the prior consent of the other Party(ies); provided, that such matters may be disclosed without the prior consent of the other Party(ies) to lenders, auditors, Tax or other governmental authority or as may be required by law or regulatory authorities or as necessary to enforce any award.
(g)Notwithstanding the existence of any Dispute, the Parties shall continue to perform their respective obligations under this Agreement unless the Parties otherwise mutually agree in writing. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to, nor shall it, prevent the Parties from seeking temporary injunctive relief at any time as may be available under law or in equity to preserve its rights pending the outcome of any arbitration. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies or order the Parties to request that a court modify or vacate any temporary or preliminary relief issued by a court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect. The Parties agree that any issue regarding the arbitrability of any claims or disputes arising under, relating to or in connection with this Agreement is an issue solely for the arbitrators, not a court, to decide.
(h)THE PARTIES HEREBY EXPRESSLY WAIVE ALL RIGHTS TO TRIAL BY JURY OR OTHERWISE ON ANY CLAIM, CAUSE OF ACTION, SUIT OR PROCEEDING PERMITTED UNDER THIS SECTION 12.18. THE PROVISIONS OF THIS
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AGREEMENT RELATING TO WAIVER OF TRIAL BY JURY SHALL SURVIVE THE TERMINATION OR EXPIRATION OF THIS AGREEMENT.
[Signature Page Follows]
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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.
DPL LLC
By:     /s/ Brian Hylander
    Name: Brian Hylander
    Title: Vice President, General Counsel and Secretary
AES OHIO INVESTMENTS, INC.
By:     /s/ Gustavo Garavaglia
    Name: Gustavo Garavaglia
    Title: Vice President and Chief Financial Officer
ASTRID HOLDINGS LP

By: Astrid Holdings GP LLC, its general partner

By: /s/ Frederic Lesage
Name: Frederic Lesage
Title: Authorized Signatory

By: /s/ Olivier Roy Durocher
Name: Olivier Roy Durocher
Title: Authorized Signatory

[Signature Page to AES Ohio Investments, Inc. Shareholders’ Agreement]

EXHIBIT A
Shareholders List

Name	Address	Number of Shares	Pro Rata Percentage
DPL LLC	1065 Woodman Drive Dayton, Ohio 45432	8,235	82.35%
Astrid Holdings LP	1211 Avenue of the Americas, Suite 3001 New York, New York 10036	1,765	17.65%

A-1

EXHIBIT B
Form of Amended and Restated Organizational Documents
[See Attached]

B-1

EXHIBIT C
Form of Stock Certificate
[See Attached]

C-1

EXHIBIT D
Initial Company Business Plan
[See Attached]

D-1

EXHIBIT E
2025 Annual Consolidated Fixed Operating Expense Budget
The 2025 Annual Consolidated Fixed Operating Expense Budget is $423.

E-1

EXHIBIT F
2025 Annual Consolidated Maintenance Capex Budget
The 2025 Annual Consolidated Maintenance Capex Budget is $128.

F-1

EXHIBIT G
Significant Expense Illustrative Example
[See Attached]

G-1

EXHIBIT H
Monthly Operating Form
[See Attached]

H-1